UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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F5 NETWORKS, INC.
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT
BOARD OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1: ELECTION OF THREE CLASS II DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE THREE NOMINEES.
PROPOSAL 2: AMENDMENT TO THE 2005 EQUITY INCENTIVE PLAN
PROPOSAL 3. RATIFICATION OF INDEPENDENT AUDITOR
PROPOSAL 4: SHAREHOLDER PROPOSAL
OTHER BUSINESS
SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING FOR FISCAL YEAR END 2007
HOUSEHOLDING OF PROXY MATERIALS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on March 22, 2007

TO SHAREHOLDERS OF F5 NETWORKS, INC.:

The Annual Meeting of shareholders of F5 Networks, Inc. (the “Company”) for fiscal year end 2006 will be held on March 22, 2007 at 10:00 am Pacific Standard Time at F5 Networks, Inc., 401 Elliott Avenue West, Seattle, Washington 98119 for the following purposes, as more fully described in the accompanying Proxy Statement:

1. to elect three Class II directors to hold office until the Annual Meeting of Shareholders for fiscal year end 2009 and until their successors are elected and qualified;

2. to consider and act upon a proposal to approve an amendment to the F5 Networks, Inc. 2005 Equity Incentive Plan (the “2005 Plan”) to increase the number of shares of common stock issuable under the 2005 Plan by an additional 2,000,000;

3. to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal year 2007;

4. to consider and act upon a shareholder proposal if properly presented at the meeting; and

5. to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only shareholders of record at the close of business on January 16, 2007 are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

Jeffrey A. Christianson
Secretary

Seattle, Washington
January 26, 2007

YOUR VOTE IS IMPORTANT!

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, over the Internet, or by signing, dating, and returning the accompanying proxy card in the enclosed, prepaid, return envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy. Voting via the Internet is a valid proxy voting method under the laws of the State of Washington (our state of incorporation).

The F5 Networks, Inc. Annual Report is available online at www.f5.com

Please do not return the enclosed paper ballot if you are
voting over the Internet or by telephone.

VOTE BY INTERNET	VOTE BY TELEPHONE

www.proxyvote.com	1-800-690-6903 via touch tone

24 hours a day/7 days a week	24 hours a day/7 days a week

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on March 21, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time on March 21, 2007. Have your proxy card in hand when you call and then follow the instructions.

Your cooperation is appreciated since a majority of the shares of common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

F5 NETWORKS, INC.
401 Elliott Avenue West
Seattle, Washington 98119

PROXY STATEMENT
FISCAL YEAR END 2006 ANNUAL MEETING OF SHAREHOLDERS

F5 Networks, Inc. (the “Company”) is furnishing this Proxy Statement and the enclosed proxy in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on March 22, 2007, at 10:00 am, Pacific Standard Time at F5 Networks, Inc., 401 Elliott Avenue West, Seattle, Washington 98119, and at any adjournments thereof (the “Annual Meeting”). These materials are being mailed to shareholders on or about February 2, 2007.

Only holders of the Company’s common stock, no par value (the “Common Stock”), as of the close of business on January 16, 2007 (the “Record Date”) are entitled to vote at the meeting. As of the Record Date, there were 41,259,736 shares of Common Stock outstanding.

A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the meeting. Shareholders of record who are present at the meeting in person or by proxy and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, will be included in the number of shareholders present at the meeting for purposes of determining whether a quorum is present.

Each shareholder of record is entitled to one vote at the Annual Meeting for each share of Common Stock they hold on the Record Date. Shareholders may vote their shares by using the enclosed proxy card, over the Internet or by phone. If a proxy is received that does not specify a vote or an abstention, the shares represented by that proxy will be voted: (1) FOR the nominees to the Board of Directors listed in this Proxy Statement; (2) FOR an amendment to the 2005 Plan to increase the number of shares of common stock issuable under the 2005 Plan; (3) FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending September 30, 2007; (4) AGAINST the shareholder proposal regarding executive compensation; and (5) in accordance with the discretion of the named proxy on any other matters properly brought before the Annual Meeting. The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card and proxies submitted by telephone or over the Internet give discretionary authority to the person named as proxy to vote the shares represented by the proxy in his discretion.

Under Washington law and the Company’s Second Amended and Restated Articles of Incorporation and Bylaws (the “Bylaws”), if a quorum exists at the meeting, the nominees for director who receive the greatest number of votes cast will be elected to the Board of Directors. In addition, if a quorum exists at the meeting, approval of all other matters that properly come before the Annual Meeting requires that the votes cast in favor of such actions exceed the votes cast against such actions. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will have no impact on the election of directors or the other proposals at the meeting since they have not been cast in favor of or against any nominee or a proposal.

A shareholder may revoke a proxy at any time before it is voted at the Annual Meeting by (a) delivering a proxy revocation or another proxy bearing a later date to the Corporate Secretary of the Company at 401 Elliott Avenue West, Seattle, Washington 98119 before or at the Annual Meeting or (b) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke a proxy unless the shareholder actually votes in person at the meeting.

The Board of Directors of the Company is soliciting the proxies accompanying this Proxy Statement. The Company will pay all of the costs of this proxy solicitation. However, you will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. In addition to mail solicitation, officers, directors, and employees of the Company may solicit proxies personally or by telephone, without receiving additional compensation. The Company has retained Advantage Proxy to assist in connection with the solicitation of proxies in connection with the Annual Meeting. The Company will pay Advantage Proxy customary fees, which are expected to be $5,000 plus expenses. The Company, if requested, will pay brokers, banks, and other fiduciaries that hold shares of Common Stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to shareholders.

BOARD OF DIRECTORS

The Board of Directors of the Company currently consists of seven directors divided into three classes. Currently, the Class I directors are Karl D. Guelich and Keith D. Grinstein; the Class II directors are Deborah L. Bevier, Alan J. Higginson and John McAdam; and the Class III directors are Rich Malone and A. Gary Ames. At the Annual Meeting, the shareholders will vote on the election of three Class II directors to serve for three-year terms until the annual meeting of shareholders for fiscal year end 2009 and until their successors are elected and qualified. The Class I directors will hold office until the Company’s annual meeting for fiscal year end 2008 and the Class III directors will hold office until the Company’s annual meeting for fiscal year end 2007. All directors will hold office until the annual meeting of shareholders at which their terms expire and the election and qualification of their successors.

The Board of Directors has nominated Deborah L. Bevier, Alan J. Higginson and John McAdam for reelection to the Board of Directors as Class II directors at the Annual Meeting. The nominees have consented to serve as directors of the Company if elected. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Company may designate.

Nominees and Continuing Directors

The following individuals have been nominated for election to the Board of Directors or will continue to serve on the Board of Directors after the Annual Meeting:

John McAdam, age 55, has served as our President, Chief Executive Officer and a director since July 2000. Prior to joining us, Mr. McAdam served as General Manager of the Web server sales business at International Business Machines Corporation from September 1999 to July 2000. From January 1995 until August 1999, Mr. McAdam served as the President and Chief Operating Officer of Sequent Computer Systems, Inc., a manufacturer of high-end open systems, which was sold to International Business Machines Corporation in September 1999. Mr. McAdam holds a B.S. in Computer Science from the University of Glasgow, Scotland.

Karl D. Guelich, age 64, has served as one of our directors since June 1999 and as board chair from January 2003 through April 2004. Mr. Guelich has been in private practice as a certified public accountant since his retirement from Ernst & Young LLP in 1993, where he served as the Area Managing Partner for the Pacific Northwest offices headquartered in Seattle from October 1986 to November 1992. Mr. Guelich holds a B.S. in Accounting from Arizona State University.

Alan J. Higginson, age 59, has served as board chair since April 2004, and as one of our directors since May 1996. Mr. Higginson has been the President and Chief Executive Officer of Hubspan, Inc., an e-business infrastructure provider, since August 2001. From November 1995 to November 1998, Mr. Higginson served as President of Atrieva Corporation, a provider of advanced data backup and retrieval technology. Mr. Higginson holds a B.S. in Commerce and an M.B.A. from the University of Santa Clara.

Keith D. Grinstein, age 46, has served as one of our directors since December 1999. He also serves as board chair for Coinstar, Inc., a coin counting machine company, and as lead outside director for Nextera, Inc.

an economics-consulting firm. Mr. Grinstein is a partner of Second Avenue Partners, LLC, a venture capital fund. Mr. Grinstein’s past experience includes serving as President, Chief Executive Officer and Vice Chair of Nextel International Inc., and as President and Chief Executive Officer of the Aviation Communications Division of AT&T Wireless Services Inc. Mr. Grinstein holds a B.A. from Yale University and a J.D. from Georgetown University.

Rich Malone, age 58, has served as one of our directors since August 2003. Mr. Malone joined Edward Jones Investments as a General Principal in 1979. He served as a member of the firm’s management committee from 1985 and the executive committee from 1995 until his retirement in December 2006. He also served as Chief Information Officer of Edward Jones Investments from 1979 through December 2006.

A. Gary Ames, age 62, has served as one of our directors since July 2004. Mr. Ames served as President and Chief Executive Officer of MediaOne International, a provider of broadband and wireless communications from July 1995 until his retirement in June of 2000. From January 1990 to July 1995, he served as President and Chief Executive Officer of U S West Communications, a regional provider of residential and business telephone services, and operator and carrier services. Mr. Ames also serves as director of Albertsons, Inc., Tektronix, Inc., and iPass, Inc.

Deborah L. Bevier, age 55, was appointed as one of our directors in July 2006. Ms. Bevier is a principal of D.L. Bevier Consulting LLC, an organizational and management consulting firm, and has been president of Waldron Consulting, a division of Waldron & Co., an organizational and management consulting firm, since July 2004. Prior to that time, from 1996 until 2003, Ms. Bevier served as a director, president and chief executive officer of Laird Norton Financial Group and its predecessor companies, an independent financial advisory services firm. From 1973 to 1996, Ms. Bevier held numerous leadership positions with Key Bank of Washington, including chairman and chief executive officer. Ms. Bevier currently serves on the board of directors of Fisher Communications, Inc., a media and communications company, Coinstar, Inc., and Puget Sound Bank. Ms. Bevier holds a B.S. in Economics from the State University of New York and a graduate degree from Stonier Graduate School of Banking at Rutgers University.

There are no family relationships among any of the Company’s directors or executive officers. None of the corporations or other organizations referred to in the biographical information set forth above is a parent, subsidiary or other affiliate of the Company.

Committees of the Board

The Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees (collectively, the “Standing Committees”). The charters of the Standing Committees are available on our website. A copy of the Amended and Restated Audit Committee charter is attached to this Proxy Statement as Appendix A and is incorporated herein by reference.

Audit Committee.  The Board of Directors has adopted a charter governing the duties and responsibilities of the Audit Committee. As described more fully in the charter, the functions of the Audit Committee are to select, evaluate and, if necessary, replace the Company’s independent registered public accounting firm, to review and approve the planned scope, proposed fee arrangements and results of the annual audit, approve any proposed non-audit services to be provided by the independent registered public accounting firm, oversee the adequacy of accounting and financial controls, review the independence of the auditors, and oversee the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee members have been Messrs. Guelich, Higginson and Grinstein since January 2004. The Board of Directors has determined that Mr. Guelich is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. Each current member of the Audit Committee is, and each member of the Audit Committee during fiscal year end 2006 was, an independent director as defined by the Nasdaq Marketplace Rules (as independence is currently defined in Rules 4200(a)(15) and 4350(d) therein).

Compensation Committee.  The Compensation Committee’s function is to recommend the compensation for the Chief Executive Officer and directors, including salaries, bonus levels and stock awards, and to review compensation proposals made by the Chief Executive Officer for the other executive officers. The

Compensation Committee members have been Messrs. Ames, Grinstein and Guelich since July 2004. Each current member of the Compensation Committee is, and each member of the Compensation Committee during fiscal 2006 was, an independent director as defined by the Nasdaq Marketplace Rules.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee’s function is to identify new board members, recommend board nominees, evaluate the board’s performance, and provide oversight of corporate governance and ethical conduct. Since March 2005, the Nominating and Governance Committee has been composed of Messrs. Ames, Grinstein, Guelich, Higginson and Malone. Each current member of the Nominating and Governance Committee is, and each member of this committee during fiscal year end 2006 was, an independent director as defined by the Nasdaq Marketplace Rules.

Special Committee.  In addition, on May 22, 2006, the Board of Directors formed a special committee of outside directors with broad authority to conduct a review of our stock option practices, including a review of our underlying stock option documentation and procedures (the “Special Committee”). The Special Committee was originally composed of Messrs. Guelich, Malone and Ames. Since July 2006, the Special Committee members were Mr. Ames and Ms. Bevier (who joined the Board of Directors on July 14, 2006).

Meetings of the Board and Standing Committees

The Company’s Board of Directors met or acted by unanimous written consent 17 times during fiscal 2006. The Audit Committee met 13 times and the Compensation Committee met or acted by unanimous written consent 9 times. During fiscal 2006, the Nominating and Corporate Governance Committee met 4 times. The outside directors met 5 times during fiscal 2006, with no members of management present. Each member of the Board of Directors attended 75% or more of the Board meetings during fiscal 2006. Each member of the Board who served on the Standing Committees attended at least 75% of the committee meetings.

Director Nomination

Criteria for Nomination to the Board.  The Nominating and Corporate Governance Committee (the “Nominating Committee”) considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to insure that at least a majority of the directors are independent under the rules of the Nasdaq Stock Market, that members of the Company’s audit committee meet the financial literacy requirements under the rules of the Nasdaq Stock Market and that at least one of them qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, the ability to work effectively as part of a team, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties.

Shareholders Proposals for Nominees.  The Nominating Committee will consider written proposals from shareholders for nominees for director. Any such nominations should be submitted to the Nominating Committee c/o the Secretary of the Company and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name(s) and address(es) of the shareholders(s) making the nomination and the number of shares of Common Stock which are owned beneficially and of record by such shareholders(s); and (c) appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted in the time frame described in the Bylaws of the Company and under the caption “Shareholder Proposals for the Annual Meeting for Fiscal Year End 2007” below.

Process for Identifying and Evaluating Nominees.  The process for identifying and evaluating nominees to fill vacancies on the Board is initiated by conducting an assessment of critical Company and Board needs, based on the present and future strategic objectives of the Company and the specific skills required for the Board as a whole and for each Board Committee. A third-party search firm may be used by the Nominating Committee to identify qualified candidates. These candidates are evaluated by the Nominating Committee by reviewing the candidates’ biographical information and qualification and checking the candidates’ references. Serious candidates meet with all members of the Board, and as many of the Company’s executive officers as practical. Using the input from such interviews and the information obtained by the Nominating Committee, the full Board determines whether to appoint a candidate to the Board.

The Nominating Committee will evaluate the skills and experience of existing Board members against the Company’s critical needs in making recommendations for nomination by the full Board of candidates for election by the shareholders. The Nominating Committee charter is available on the investor relations section of the Company’s website, www.f5.com. Each current member of the Nominating Committee is an independent director as defined by the Nasdaq Marketplace Rules. The nominees to the Board of Directors described in this Proxy Statement were approved by at least a majority of Company’s independent directors, including each member of the Nominating Committee.

The Nominating Committee expects that a similar process will be used to evaluate nominees recommended by shareholders. However, to date, the Company has not received any shareholder’s proposal to nominate a director.

Compensation of Directors

The Board of Directors conducts an annual review of the Company’s director compensation policies and retains the services of outside professional consultants to assist in this review. Non-employee directors of the Company are currently paid $30,000 annually for their services as members of the Board of Directors. Chairs of the Audit, Compensation and Nominating and Corporate Governance Committees are paid an additional $10,000, $5,000 and $2,500, respectively, annually. The Chairman of the Board of Directors receives an additional $12,000 paid annually. In addition, the non-employee directors of the Company are paid $1,000 for each in-person board meeting. Members of the Standing Committees, as well as any special committee or ad hoc committee established by the Board of Directors, are paid $750 for each in-person or teleconference committee meeting. Members of the Board of Directors who are also employees of the Company did not receive any compensation for their services as members of the Board.

All non-employee directors are reimbursed for certain expenses in connection with attending board and committee meetings.

Prior to February 24, 2005, each non-employee director received an annual option to purchase 15,000 shares of Common Stock on the day of the Company’s annual meeting. These options were fully vested and exercisable on the date of grant, and had an exercise price equal to the closing price of the Common Stock on the date of grant. Messrs. Higginson, Guelich, Grinstein, and Malone were each granted options to purchase 15,000 shares of Common Stock under the Company’s Amended and Restated 1998 Equity Incentive Plan (the “1998 Plan”) in April 2004 at a per share exercise price of $28.10. Mr. Ames was granted an option to purchase 15,000 shares of Common Stock under the 1998 Plan in July 2004 when he joined the Board of Directors at a per share exercise price of $23.07.

Between February 24, 2005 and March 2, 2006, each non-employee director received equity compensation consisting of an annual option to purchase 7,500 shares of Common Stock (the “Prior Annual Director Options”). The Prior Annual Director Options fully vested at the end of one year of continuous services as a director following the date of grant and had a per share exercise price equal to the closing price of the Common Stock on the date of grant. During such period, each non-employee director also received additional equity compensation consisting of restricted stock units (“RSUs”) representing the right to receive 2,500 shares of Common Stock (the “Prior Annual RSUs”) under the 2005 Plan. Except with respect to the first RSU grant to non-employee directors pursuant to this arrangement, such RSUs fully vested at the end of one year of continuous service as a director following the date of grant. On February 24, 2005, the Company’s non-employee directors received their fiscal year 2005 Prior Annual Director Options, which options fully vested on February 24, 2006 (assuming the director was providing continuous service at such time) and had a per share exercise price of $53.73. On August 1, 2005, each non-employee director received their fiscal year 2005 Prior Annual RSUs, which RSUs fully vested on March 2, 2006 (assuming a director was providing continuous service as a director at such time).

On March 2, 2006, the Board of Directors, at the recommendation of the Compensation Committee, approved a change to our director compensation policies. Under the new compensation arrangement, each non-employee director will receive an annual grant of RSUs representing the right to receive 5,000 shares of Common Stock under the 2005 Equity Incentive Plan (the “Annual RSU Grant”). The non-employee directors will no longer receive the Prior Annual Director Options or the Prior Annual RSUs. Except with respect to the first RSU grant to non-employee directors pursuant to this arrangement, such RSUs will be fully vested at the end of one year of continuous service as a director following the date of grant. On March 2, 2006, each non-employee director, other than Ms. Bevier, received his first grant of 5,000 RSUs under this arrangement, which RSUs were for fiscal year 2006 and will fully vest on the day prior to the date of the annual shareholder meeting for fiscal year 2006 to be held in 2007 (assuming a director is providing continuous service as a director at such time). Ms. Bevier received her first grant of 5,000 RSUs under this arrangement on July 14, 2006 for fiscal year 2006, which RSUs will also fully vest on the day prior to the date of the annual shareholder meeting for fiscal year 2006 to be held in 2007 (assuming Ms. Bevier is providing continuous service as a director at such time).

Communications with Directors; Attendance at Annual Meetings

Shareholders who wish to communicate with our Directors to report complaints or concerns related to accounting, internal accounting controls or auditing may do so by contacting them c/o Corporate Secretary, F5 Networks, Inc., 401 Elliott Avenue West, Seattle, Washington 98119. These communications will be forwarded to the Board or individual Board members as appropriate. Directors are expected to be present at the Company’s annual meeting of shareholders. All the Directors attended the Company’s fiscal year end 2005 Annual Meeting.

Legal Proceedings

Beginning on or about May 24, 2006, several derivative actions were filed against certain current and former directors and officers of the Company. These derivative lawsuits were filed in: (1) the Superior Court of King County, Washington, as Adams v. Amdahl, et al. (Case No. 06-2-17195-1 SEA), Wright v. Amdahl, et al. (Case No. 06-2-19159-5 SEA), and Sommer v. McAdam, et al. (Case No. 06-2-26248-4 SEA); and (2) in the U.S. District Court for the Western District of Washington, as In re F5 Networks, Inc. Derivative Litigation, Master File No. C06-0794RSL, which consolidates Hutton v. McAdam, et al. (Case No. 06-794RSL), Locals 302 and 612 of the International Union of Operating Engineers-Employers Construction Industry Retirement Trust v. McAdam et al. (Case No. C06-1057RSL), and Easton v. McAdam et al. (Case No. C06-1145RSL). The complaints generally allege that certain of the Company’s current and former directors and officers, including, in general, each of the Company’s current outside directors (other than Ms. Bevier), Messrs. McAdam, Hull and Eames, breached their fiduciary duties to the Company by engaging in alleged wrongful conduct concerning the manipulation of certain stock option grant dates. The Company is named solely as a nominal defendant against whom the plaintiffs seek no recovery. Due to the inherent uncertainties of litigation, we are unable to predict the outcome of these matters at this time.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of Common Stock as of January 16, 2007 by (a) each person known to the Company to own beneficially more than 5% of outstanding shares of Common Stock on January 16, 2007, (b) each director and nominee for director of the Company, (c) the Named Executive Officers, as defined herein, and (d) all directors and executive officers as a group. The information in this table is based solely on statements in filings with the SEC or other reliable information.

	Number of
	Shares of
	Common Stock	Percent of
	Beneficially	Common Stock
Name and Address(1)	Owned(2)	Outstanding(2)

FMR Corp. and its affiliates(3)	5,912,921	14.3%
82 Devonshire Street Boston, Massachusetts 02109
Wellington Management Company, LLP(4)	2,401,000	5.8%
75 State Street Boston, Massachusetts 02109
John McAdam(5)	111,561	*
Tom Hull(6)	92,014	*
Edward J. Eames(7)	9,129	*
Dan Matte(8)	7,602	*
Karl Triebes(9)	71,102	*
A. Gary Ames(10)	15,000	*
Deborah Bevier	0	*
Keith D. Grinstein(11)	21,000	*
Karl D. Guelich(12)	12,500	*
Alan J. Higginson(13)	62,500	*
Rich Malone(14)	40,000	*
All directors and executive officers as a group (14 people)(15)	470,877	1.1%

*	less than 1%.

(1)	Unless otherwise indicated, the address of each of the named individuals is c/o F5 Networks, Inc., 401 Elliott Avenue West, Seattle, Washington 98119.

(2)	Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after January 16, 2007. Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown.

(3)	The holding shown is as reported by FMR Corp. (“FMR”) in a Schedule 13G/A filed on February 14, 2006. Includes 5,890,321 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR, as a result of its serving as an investment advisor to various investment companies (the “Funds”). One of the Funds, Fidelity Growth Company Fund, has ownership of 3,845,723 of theses shares. Edward C. Johnson 3d, Chairman of FMR, FMR through its control of Fidelity, and the Funds each has sole power to dispose of the 5,890,321 shares owned by the Funds. Neither FMR nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Also includes 22,600 shares beneficially owned by Fidelity Management Trust Company, a wholly owned subsidiary of FMR, as a result of its serving as Investment Manager of institutional accounts. Edward C. Johnson 3d and FMR, through its control of Fidelity Management Trust Company, each has sole dispositive power over 22,600 shares and sole power to vote or to direct the voting of 22,600 shares, and no power to vote or to direct the voting of 22,600 shares owned by the institutional account(s). FMR Corp. has sole voting power with respect to 22,600 shares and sole dispositive power with respect to 5,912,921 shares.

(4)	The holding shown is as reported by Wellington Management Company, LLP (“Wellington Management”) in a Schedule 13G filed on February 14, 2006. Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 2,401,000 shares that are held of record by clients of Wellington Management. Wellington Management has shared voting power with respect to 2,118,020 shares and sole dispositive power with respect to 2,401,000 shares.

(5)	Includes 22,623 shares of Common Stock underlying RSUs granted under the 2005 Equity Incentive Plan that are issuable within 60 days of January 16, 2007.

(6)	Includes 77,500 shares issuable upon exercise of options currently exercisable or exercisable within 60 days of January 16, 2007 and 6,102 shares of Common Stock underlying RSUs granted under the 2005 Equity Incentive Plan that are issuable within 60 days of January 16, 2007.

(7)	Includes 6,102 shares of Common Stock underlying RSUs granted under the 2005 Equity Incentive Plan that are issuable within 60 days of January 16, 2007.

(8)	Includes 6,727 shares of Common Stock underlying RSUs granted under the 2005 Equity Incentive Plan that are issuable within 60 days of January 16, 2007.

(9)	Includes 62,500 shares issuable upon exercise of options currently exercisable or exercisable within 60 days of January 16, 2007 and 6,102 shares of Common Stock underlying RSUs granted under the 2005 Equity Incentive Plan that are issuable within 60 days of January 16, 2007.

(10)	Includes 12,500 shares issuable upon exercise of options currently exercisable or exercisable within 60 days of January 16, 2007.

(11)	Includes 12,500 shares issuable upon exercise of options currently exercisable or exercisable within 60 days of January 16, 2007.

(12)	Includes 7,500 shares issuable upon exercise of options currently exercisable or exercisable within 60 days of January 16, 2007.

(13)	Includes 60,000 shares issuable upon exercise of options currently exercisable or exercisable within 60 days of January 16, 2007.

(14)	Includes 37,500 shares issuable upon exercise of options currently exercisable or exercisable within 60 days of January 16, 2007.

(15)	Includes 270,000 shares issuable upon exercise of options currently exercisable or exercisable within 60 days of January 16, 2007 and 54,206 shares of Common Stock underlying RSUs granted under the 2005 Equity Incentive Plan that are issuable within 60 days of January 16, 2007.

Certain Relationships and Related Party Transactions

The Company’s Second Amended and Restated Articles of Incorporation (the “Articles”) limit the liability of the Company’s directors for monetary damages arising from their conduct as directors, except to the extent otherwise required by the Articles and the Washington Business Corporation Act. The Articles also provide that the Company may indemnify its directors and officers to the fullest extent permitted by Washington law, including in circumstances in which indemnification is otherwise discretionary under Washington law. The Company has entered into indemnification agreements with the Company’s directors and certain officers for the indemnification of and advancement of expenses to these persons to the fullest extent permitted by law. The Company also intends to enter into these agreements with the Company’s future directors and certain future officers.

Pursuant to these indemnification agreements, the Company has advanced or indemnified certain current and former directors and officers for fees and expenses incurred by them in connection with the Special Committee’s review of the Company’s stock option practices, including a review of our underlying stock option documentation and procedures, and the previously disclosed restatement of the Company’s financial statement, legal proceedings and other matters related to the Company’s stock option practices, all as described in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2006, which is being mailed to shareholders of the Company with this proxy statement.

Equity Compensation Plan Information

The following table provides information as of September 30, 2006 with respect to the shares of Common Stock that may be issued under the Company’s existing equity compensation plans.

Column C
Number of
securities remaining
available for
	Column A				future issuance
	Number of				under equity
	securities to				compensation plans
	be issued		Column B		(total securities
	upon exercise		Weighted-average exercise		authorized but
	of outstanding		price of		unissued under
	options and		outstanding options		the plans,
Plan Category	rights		and rights		less Column A)

Equity compensation plans approved by security holders(1)(6)	1,647,404	(2)	$36.27	(3)	1,427,535	(4)
Equity compensation plans not approved by security holders(5)(7)	1,024,996		$24.30		70,504

Total(8)	2,672,400		$29.52		1,498,039

(1)	Consists of the F5 Networks, Inc. Amended and Restated 1996 Stock Option Plan (the “1996 Equity Incentive Plan), the F5 Networks, Inc. Amended and Restated 1998 Equity Incentive Plan (the “1998 Equity Incentive Plan”), and the 2005 Equity Incentive Plan. No additional options may be granted under the 1996 Equity Incentive Plan.

(2)	Includes 855,482 shares issuable upon vesting of outstanding RSUs granted under the 2005 Equity Incentive Plan.

(3)	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price.

(4)	Includes 876,814 shares reserved for issuance under the F5 Networks, Inc. Employee Stock Purchase Plan, (the “Employee Stock Purchase Plan”).

(5)	Consists of the F5 Networks, Inc. 2000 Employee Equity Incentive Plan (the “2000 Equity Incentive Plan”), F5 Networks, Inc. uRoam Acquisition Equity Incentive Plan (the “uRoam Equity Incentive Plan”), F5 Networks, Inc. MagniFire Acquisition Equity Incentive Plan (the “MagniFire Equity Incentive Plan”) and certain executive new hire grants. The material features of each of these equity compensation plans are set forth below. No additional options may be granted under the uRoam Equity Incentive Plan or the MagniFire Equity Incentive Plan.

(6)	As of January 16, 2007, for equity compensation plans approved by security holders, the number of securities to be issued upon exercise of outstanding options and rights totaled 1,598,705, at a weighted-average exercise price of $36.49. This total included 876,872 shares issuable upon vesting of outstanding RSUs granted under the 2005 Equity Incentive Plan. As of January 16, 2007, the number of securities remaining available for future issuance under these equity compensation plans totaled 1,102,662, which includes 810,161 shares reserved for issuance under the Employee Stock Purchase Plan.

(7)	As of January 16, 2007, for equity compensation plans not approved by security holders, the number of securities to be issued upon exercise of outstanding options and rights totaled 911,721, at a weighted-average exercise price of $23.93. As of January 16, 2007, the number of securities remaining available for future issuance under these equity compensation plans totaled 74,118.

(8)	As of January 16, 2007, for all equity compensation plans, the number of securities to be issued upon exercise of outstanding options and rights totaled 2,510,426, at a weighted-average exercise price of $29.48. As of January 16, 2007, the number of securities remaining available for future issuance under all equity compensation plans totaled 1,176,780, which includes 810,161 shares reserved for issuance under the Employee Stock Purchase Plan.

Description of Plans not Approved by Security Holders

2000 Equity Incentive Plan.  In July 2000, the Board of Directors adopted the 2000 Equity Incentive Plan, which provides for discretionary grants of non-qualified stock options, stock purchase awards and stock bonuses for employees and other service providers. A total of 3,500,000 shares of Common Stock have been reserved for issuance under the 2000 Equity Incentive Plan. As of September 30, 2006, there were options to purchase 583,218 shares outstanding and 70,504 shares available for awards under the 2000 Equity Incentive Plan.

All options under the 2000 Equity Incentive Plan expire 10 years from the grant date and each option will have an exercise price of not less than the fair market value of the Company’s stock on the date the option is granted. The options granted under the 2000 Equity Incentive Plan may be exercisable immediately or may vest and become exercisable in periodic installments. In the event of the termination of an optionee’s employment with the Company, vesting of options will stop and the optionee may exercise vested options for a specified period of time after the termination. Upon certain changes in control of the Company, 50% of all outstanding and unvested options or stock awards under the 2000 Equity Incentive Plan will vest and become immediately exercisable, unless assumed or substituted by the acquiring entity.

uRoam Equity Incentive Plan.  In July 2003, the Board of Directors adopted the uRoam Equity Incentive Plan in connection with the hiring of the former employees of uRoam, Inc. The plan provides for discretionary grants of non-qualified and incentive stock options, stock purchase awards and stock bonuses. The Board of Directors approved 250,000 shares of Common Stock to be reserved for issuance under the uRoam Equity Incentive Plan. As of September 30, 2006, there were options to purchase 26,236 shares outstanding and no shares were available for awards under the uRoam Equity Incentive Plan. Options that expire, whether due to a termination of employment or otherwise, are not available for future grant.

All options under the uRoam Equity Incentive Plan expire 10 years from the grant date and were granted as non-qualified stock options with an exercise price equal to the fair market value of the Common Stock on the date of grant. The options granted under the uRoam Equity Incentive Plan may be exercisable immediately or may vest and become exercisable in periodic installments. In the event of the termination of an optionee’s employment with the Company, vesting of options will stop and the optionee may exercise vested options for a specified period of time after the termination. Upon certain changes in control of the Company, 50% of all outstanding and unvested options or stock awards under the uRoam Equity Incentive Plan will vest and become immediately exercisable, unless assumed or substituted by the acquiring entity.

MagniFire Equity Incentive Plan.  In July 2004, the Board of Directors adopted the MagniFire Equity Incentive Plan in connection with the hiring of the former employees of MagniFire Websystems, Inc. The plan provides for discretionary grants of non-qualified and incentive stock options, stock purchase awards and stock bonuses. The Board of Directors approved 415,000 shares of Common Stock to be reserved for issuance under the MagniFire Equity Incentive Plan. As of September 30, 2006, there were options to purchase 131,792 shares outstanding and no shares were available for awards under the MagniFire Equity Incentive Plan. Options that expire, whether due to a termination of employment or otherwise, are not available for future grant.

All options under the MagniFire Equity Incentive Plan expire 10 years from the grant date and were granted as non-qualified stock options with an exercise price equal to the fair market value of the Common Stock on the date of grant. The options granted under the MagniFire Equity Incentive Plan may be exercisable immediately or may vest and become exercisable in periodic installments. In the event of the termination of an optionee’s employment with the Company, vesting of options will stop and the optionee may exercise vested options for a specified period of time after the termination. Upon certain changes in control of the Company, 50% of all outstanding and unvested options or stock awards under the MagniFire Equity Incentive Plan will vest and become immediately exercisable, unless assumed or substituted by the acquiring entity.

New Hire Grants.  In October 2003, the Board of Directors adopted a non-qualified stock option plan, or the “Hull Plan”, in connection with the hiring of Tom Hull, the Company’s Senior Vice President of Worldwide Sales. The Hull Plan provides for a grant of 225,000 non-qualified stock options for Mr. Hull and these options have an exercise price per share of $23.69. As of September 30, 2006, there were options to purchase 115,000 shares outstanding and no shares available for grant under this plan. In August 2004, the Board of Directors adopted a non-qualified stock option plan, or the “Triebes Plan”, in connection with the hiring of Karl Triebes, the Company’s Senior Vice President of Product Development and Chief Technology Officer. The Triebes Plan provides for a grant of 300,000 non-qualified stock options for Mr. Triebes and these options have an exercise price per share of $22.81. As of September 30, 2006, there were options to purchase 168,750 shares outstanding and no shares available for grant under this plan.

All options under these plans expire 10 years from the grant date and each plan specifies the exercise price of options granted under the plan. The options granted under the plans vest and become exercisable in periodic installments over a period of up to 4 years from the grant date. In the event of the termination of an optionee’s employment with the Company, vesting of options will stop and the optionee may exercise vested options for a specified period of time after the termination. Upon certain changes in control of the Company, 100% of all outstanding and unvested options under the Hull Plan and Triebes Plan, will vest and become immediately exercisable.

Section 16 (a) Beneficial Ownership Reporting Compliance

Under SEC rules, the Company’s directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that, during fiscal 2006, all such SEC filing requirements were satisfied with the following exceptions; executive officers Andy Reinland, John Rodriguez and Karl Triebes each filed one late Form 4 with respect to a reportable transaction during fiscal 2006.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Executive Compensation Table

The following table sets forth information concerning compensation earned for services rendered to us by (a) our Chief Executive Officer (the “CEO”), and (b) our four other most highly compensated executive officers who were serving as our executive officers at the end of fiscal year end 2006. These executive officers, together with the CEO, are collectively referred to as the “Named Executive Officers.”

		Annual Compensation				Long Term Compensation Awards
					Other Annual	Restricted		Securities	All Other
		Salary	Bonus(1)		Compensation	Stock		Underlying	Compensation(2)
Name and Principal Position	Year	($)	($)		($)	Awards		Options (#)	($)

John McAdam	2006	$495,757	$389,104		$—	—		—	$789
President and	2005	$467,470	$445,360		$—	$2,108,500	(3)	—	$789
Chief Executive Officer	2004	$445,200	$449,402		$—	—		100,000	$789
Tom Hull	2006	$275,711	$173,134		$—	—		—	$3,789
Senior VP of Worldwide Sales	2005	$259,992	$198,167		$—	$843,400	(4)	—	$3,789
	2004	$238,826	$194,858		$—	—		265,000	$6,173
Edward Eames	2006	$267,574	$168,092		$—	—		—	$3,789
Senior VP of Business	2005	$252,428	$192,396		$—	$843,400	(4)	—	$3,789
Operations	2004	$240,408	$194,141		$—	—		40,000	$3,789
Dan Matte	2006	$190,576	$119,721		$—	—		—	$3,789
Senior VP of Marketing	2005	$173,256	$132,048		$—	$1,358,540	(5)	—	$3,789
	2004	$156,901	$75,406		$—	—		7,000	$3,789
Karl Triebes(6)	2006	$323,300	$169,250		$—	—		—	$3,789
Senior VP of Product	2005	$305,000	$190,544		$—	$843,400	(4)	—	$100,679
Development and Chief	2004	$27,763	$125,070	(7)	$—	—		300,000	$—
Technology Officer

(1)	Includes bonus amounts earned during the fiscal year.

(2)	The amounts in this column for fiscal year 2006 include (a) $3,000 for an annual contribution by the Company to the 401(k) account of each of Messrs. Hull, Eames, Matte and Triebes, (b) imputed income of $189 for term life insurance premiums paid by the Company for each of Messrs. McAdam, Hull, Eames, Matte and Triebes, and (c) imputed income of $600 paid by the Company as a stipend for Internet service provider fees with respect to Messrs. McAdam, Hull, Eames, Matte and Triebes. The amounts in this column for fiscal year 2005 include (a) $3,000 for an annual contribution by the Company to the 401(k) account of each of Messrs. Hull, Eames, Matte and Triebes, (b) imputed income of $189 for term life insurance premiums paid by the Company for each of Messrs. McAdam, Hull, Eames, Matte and Triebes, and (c) imputed income of $600 paid by the Company as a stipend for Internet service provider fees with respect to Messrs. McAdam, Hull, Eames, Matte and Triebes. The amounts in this column for fiscal year 2004 include (a) $3,000 for an annual contribution by the Company to the 401(k) account of each of Messrs. Hull, Eames and Matte, (b) imputed income of $189 for term life insurance premiums paid by the Company for each of Messrs. McAdam, Eames and Matte, (c) imputed income of $173 for a term life insurance premium paid by the Company for Mr. Hull, and (d) imputed income of $600 paid by the Company as a stipend for Internet service provider fees with respect to Messrs. McAdam, Eames and Matte.

(3)	Represents the aggregate value on date of grant of an RSU award made on August 1, 2005 with respect to 50,000 shares of Common Stock based on the closing market price of the Common Stock on that date. This RSU award, which was the only RSUs held by the holder as of September 30, 2005, vests at the rate of 12.5% upon completion of each quarter of continuous employment of the holder following the date of grant until such RSU is fully vested on August 1, 2007. As of September 30, 2006, 25,000 of these RSUs had vested. The unvested portion of each RSU award is subject to forfeiture if the holder’s employment terminates. The holder of the RSU award does not have any of the benefits of ownership of the shares of

Common Stock subject to the award, such as the right to vote the shares or to receive dividends, unless and until the RSU vests and the shares are issued.

(4)	Represents the aggregate value on date of grant of an RSU award made on August 1, 2005 with respect to 20,000 shares of Common Stock based on the closing market price of Common Stock on that date. This RSU award, which was the only RSUs held by the holder as of September 30, 2005, vests at the rate of 12.5% upon completion of each quarter of continuous employment of the holder following the date of grant until such RSU is fully vested on August 1, 2007. As of September 30, 2006, 10,000 of these RSUs had vested. The unvested portion of each RSU award is subject to forfeiture if the holder’s employment terminates. The holder of the RSU award does not have any of the benefits of ownership of the shares of Common Stock subject to the award, such as the right to vote the shares or to receive dividends, unless and until the RSU vests and the shares are issued.

(5)	Represents the aggregate value on date of grant for two RSU awards. One award was made on August 1, 2005 with respect to 25,000 shares of Common Stock and the other award was made on September 30, 2005 with respect to 7,000; both based on the closing market price of Common Stock on their grant date. These RSU awards were the only RSUs held by the holder as of September 30, 2005. The August 1, 2005 RSU award vests at the rate of 12.5% upon completion of each quarter of continuous employment of the holder following the date of grant until such RSU is fully vested on August 1, 2007. The September 30, 2005 RSU award vests 12.5% on October 1, 2006 with the remainder vesting at the rate of 12.5% upon completion of each quarter of continuous employment of the holder following October 1, 2006 until such RSU is fully vested on July 1, 2008. As of September 30, 2006, 12,500 of the August 1, 2005 RSUs had vested and none of the September 30, 2005 RSUs had vested. The unvested portion of each RSU award is subject to forfeiture if the holder’s employment terminates. The holder of the RSU award does not have any of the benefits of ownership of the shares of Common Stock subject to the award, such as the right to vote the shares or to receive dividends, unless and until the RSU vests and the shares are issued.

(6)	Mr. Triebes joined us in August 2004. The amounts shown in the “All Other Compensation” column include relocation expenses of $96,890 paid to Mr. Triebes in fiscal 2005.

(7)	Includes a $100,000 signing bonus.

Aggregate Exercise of Stock Options in Fiscal Year 2006 and Fiscal Year-End Option Values

The following table sets forth information concerning the exercise of stock options during fiscal year 2006 by each of the Named Executive Officers and the number and value of unexercised options held by those officers at the end of fiscal year 2006:

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options at		Options at
	Shares	Value	September 30, 2006 (#)(1)		September 30, 2006 ($)(2)
	Acquired on	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	Exercise (#)	($)(3)	(#)	(#)	($)	($)

John McAdam	245,000	$9,360,550	—	—	—	—
Tom Hull	95,000	$3,062,850	54,062	60,938	$1,623,482	$1,829,968
Edward Eames	13,750	$515,350	—	—	—	—
Dan Matte	32,313	$1,165,544	—	—	—	—
Karl Triebes	81,250	$2,700,875	25,000	143,750	$772,750	$4,443,313

(1)	No new stock options were granted to the Named Executive Officers during fiscal year 2006.

(2)	Based on a market value of $53.72 per share, the closing price of Common Stock on September 29, 2006 (as reported by the Nasdaq Global Market), less the exercise price, multiplied by the number of shares underlying the option.

(3)	Based on a per share market value equal to the closing price of shares of Common Stock on the exercise date (as reported by the Nasdaq Global Market), less the exercise price, multiplied by the number of shares acquired upon exercise.

Employment Contracts and Change-in-Control Arrangements

Under the terms of our stock incentive plans, equity awards are generally subject to special provisions upon the occurrence of a defined “change in control” transaction. Under the plans, subject to certain exceptions set forth therein, all or a certain portion of outstanding unvested stock options and/or unvested RSUs held by all participants under the plans, including our executive officers, will become fully vested upon a change in control of the Company.

Messrs. McAdam, Hull, Eames, Matte and Triebes have unvested RSUs under our 2005 Equity Incentive Plan. The grant agreement for these RSUs provides that upon certain changes in control of the Company, all of these outstanding and unvested RSUs will accelerate and fully vest.

Messrs. Hull and Triebes have unvested stock options under a non-qualified stock option plan, which provides that upon certain changes in control of the Company, all outstanding and unvested options under the plan will accelerate and fully vest.

Other than our stock incentive plans, there are no written employment contracts with any of the Named Executive Officers. Each such officer is an “at-will” employee, and his employment may be terminated anytime with or without cause.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee during fiscal year 2006 was comprised of Messrs. Ames, Grinstein and Guelich. Each member of the Compensation Committee is independent under the rules of the Nasdaq Stock Market and the SEC. None of the Company’s executive officers served as a member of the Board of Directors or Compensation Committee of any entity that has had one or more executive officers which served as a member of the Company’s Board of Directors or Compensation Committee.

Report of Compensation Committee

The Compensation Committee (the “Committee”) is comprised of three independent, non-employee members of the Board of Directors, as defined by the Nasdaq Marketplace Rules. The Committee has overall responsibility for approving and evaluating the executive officer and director compensation plans, policies and programs of the Company. The objectives of the Committee are to correlate executive compensation with the Company’s business objectives and performance and the creation of shareholder value, and to enable the Company to attract, retain and reward executive officers who contribute to its long-term success. The Committee reports frequently to the Board of Directors and maintains regular communications with the Company’s President and CEO. The Committee conducts an annual review to determine whether the Company’s executive compensation program is meeting the goals and objectives set by the Board of Directors and retains the services of outside professional consultants to assist it in this review.

Compensation Philosophy

The Company’s philosophy concerning compensation for executive officers is to directly link their compensation to continuous improvements in the Company’s financial performance and the creation of shareholder value. The key elements of this philosophy are as follows:

•	provide a competitive total compensation package that enables the Company to attract, motivate, reward and retain executive officers who contribute to the Company’s success;

•	provide incentive compensation that is directly linked to the performance of the Company and aligns the interests of executive officers with the long-term interests of shareholders; and

•	establish incentives that relate to the Company’s annual and long-term business strategies and objectives.

The Committee believes that the Company’s executive compensation should reflect each executive officer’s qualifications, experience, role and personal performance and the Company’s performance achievements. Consistent with this philosophy, the compensation package offered to executive officers includes base salary, cash incentive compensation in the form of bonuses, and long-term equity incentives in the form of stock options and RSUs.

The Board of Directors has approved and adopted a “Policy Regarding the Granting of Equity-Based Compensation Awards,” a copy of which may be found under the “investor relations” section of our website, www.f5.com.

Executive Officer Compensation

The three primary components of executive compensation are; (i) base salary, (ii) incentive compensation in the form of cash bonuses, and (iii) equity compensation. The Committee’s function is to annually assess the performance of, and recommend to the full Board of Directors base salary and incentive compensation for, the Company’s President and CEO. The Company’s President and CEO recommends to the Committee annual base salary and incentive compensation adjustments for the other executive officers.

In evaluating executive officer compensation for fiscal year 2006 and setting the cash and equity compensation targets for Mr. McAdam and the other executive officers for fiscal year 2007, the Committee reviewed compensation data prepared by an outside compensation consultant that compared the Company’s executive compensation with similar data from (i) a peer group of 31 companies developed by the outside consultant and approved by the Committee and (ii) companies in the software/networks sector with revenues from $200 million to $1 billion that participated in a national executive survey.

Base Salary.  Executive officers’ base salaries are set at levels which reflect their specific job responsibilities, experience, qualifications, job performance, potential contributions, market data from salary surveys covering technology companies in the Seattle, Washington area and other comparable areas, and compensation data provided by the outside consultant. Base salaries are reviewed annually, and adjusted from time to time in recognition of individual performance, promotions and marketplace competitiveness. At its meeting on November 17, 2006, the Committee approved the following fiscal year 2007 base salaries for the Named Executive Officers identified in the Summary Executive Compensation Table above: Tom Hull, $292,136; Edward Eames, $283,628; Dan Matte, $209,632; and Karl Triebes, $342,698.

Incentive Compensation.  To reinforce the attainment of Company goals, the Committee believes that a portion of the annual compensation of the executive officers should be incentive compensation in the form of a cash bonus. The Committee believes that incentives based on attaining or exceeding established financial targets, properly aligns the interests of the executive officers with the interests of the shareholders. Bonuses for the executive officers are awarded quarterly and are 50% based on the Company achieving target revenue for such periods and 50% based on the Company achieving target EBITDA for such periods. Each such target is determined by the Board of Directors and is set forth in the Board-approved budget for each such fiscal year. The executive officers may earn additional bonuses for over-achievement of these targets. The target cash bonus for each executive officer constitutes a percentage of each officer’s base salary, ranging from 30% to 60%. The Committee believes that the cash bonuses paid to the executive officers for performance in 2006 were merited based on the Company’s outstanding operating results, which included increases in total revenue and net income over fiscal year 2005 of 40 percent and 41 percent respectively, and significant growth in market share.

Equity Compensation.  The Committee believes that equity ownership aligns the interests of executive officers with those of the shareholders and provides significant motivation to executive officers to maximize value for the Company’s shareholders. In accordance with this belief, the Committee periodically approves grants of equity compensation under the Company’s equity incentive plans. The Committee reviews and approves recommendations made by the CEO on grants of equity compensation for other executive officers. These recommendations are based on the relative position and responsibilities of each executive officer, previous and expected contributions of each officer to the Company’s success, previous grants to such officer, and recruitment and retention considerations.

The Committee approved a grant of RSUs to each executive officer (the grant to Mr. McAdam is discussed below) effective August 1, 2005. These RSUs vest at the rate of 12.5% upon completion of each quarter of continuous employment at the Company by the executive officer, and will be fully vested on August 1, 2007. The executive officers, including Mr. McAdam, did not receive grants of equity compensation in fiscal year 2006.

At its meeting on December 12, 2006, the Committee approved a performance-based equity compensation program for fiscal year 2007 (the “2007 Performance Grant Program”) and grants of 22,000 RSUs to each of the Named Executive Officers. These equity grants were effective as of December 15, 2006 and were made pursuant to the Company’s 2005 Equity Incentive Plan. Fifty percent (50%) of the aggregate number of RSUs in each such grant vests in equal quarterly increments over two years, until such portion of the grant is fully vested on November 1, 2008. The vesting of twenty-five percent (25%) of each such grant is subject to the Company achieving specified percentage increases in total revenue for fiscal year 2007, relative to fiscal year 2006. The vesting of the remaining twenty-five percent (25%) is subject to the Company meeting specified performance criteria to be set by the Compensation Committee for fiscal year 2008. In accordance with the 2005 Equity Incentive Plan, a Named Executive Officer must be employed by the Company or its affiliates on each vesting date in order to receive the shares of common stock issuable upon such vesting date.

Other Benefits and Perquisites.  Executive officers may receive additional benefits and limited perquisites that are similar to those offered to Company employees generally. The Company provides medical, dental and group life insurance benefits to each executive officer, similar to those provided to all other Company employees. Also, as provided to all other Company employees, the Company matches a portion of each executive’s contribution to his or her account in the Company 401(k) retirement plan. The Company does not provide or reimburse its CEO or other executive officers for any other perquisites of a personal nature.

Employee Stock Purchase Plan.  All qualifying employees, including executive officers, can participate in the Company’s Employee Stock Purchase Plan. Under this plan, employees can acquire shares of common stock of the Company through regular payroll deductions of up to 15% of gross earnings, subject to the limitation that not more than $25,000 in value of stock may be purchased annually. The purchase price of the shares is the lower of (i) 85% of the market price at the commencement each offering period, or (ii) 85% of the market price as of the date of purchase.

Chief Executive Officer Compensation

In setting Mr. McAdam’s base salary and incentive compensation for fiscal year 2006, the Committee considered compensation levels for similar positions at public companies of similar size and revenue levels, in similar industries, and with similar technological and marketing challenges, operational complexities and long-term performance and growth objectives. The Committee reviewed salary surveys, publicly available information on compensation levels and other data provided by the outside consultant in performing this analysis. Mr. McAdam’s base salary was increased by 6% for fiscal 2006 over his base salary for fiscal year 2005. Mr. McAdam’s received a cash bonus totaling $389,104 in fiscal year 2006. The Committee believes that the cash bonus paid to Mr. McAdam for performance in 2006 was merited based on the Company’s outstanding operating results, which included increases in total revenue and net income over fiscal year 2005 of 40 percent and 41 percent respectively, and significant growth in market share.

Upon joining the Company, Mr. McAdam was given stock options in an amount comparable to those given to other non-founder executives hired to perform similar functions in comparable companies. This initial option grant was subsequently cancelled at his request. Mr. McAdam has been awarded several additional grants of equity compensation in amounts considered by the Committee to be appropriate in light of Mr. McAdam’s performance as the Company’s President and CEO and the Company’s outstanding operating results, including an award of 50,000 RSUs issued on August 1, 2005 under the 2005 Equity Incentive Plan. This award was based on an analysis of comparable companies similar to that used to determine Mr. McAdam’s base salary. In addition, in making its recommendation to the Board of Directors, the Committee considered the total number of the Company’s outstanding shares, the number of shares of Common Stock available for issuance under the Company’s equity compensation plans, including under the 2005 Equity Incentive Plan, and the unique retention value inherent in equity compensation as compared to other forms of compensation. The RSU grant vests at the rate of 12.5% upon completion of each quarter of continuous employment at the Company by Mr. McAdam, and will be fully vested on August 1, 2007.

At its meeting on December 12, 2006, the Board of Directors approved the Committee’s recommendation that (i) Mr. McAdam’s fiscal year 2007 base salary remain at the same level as his fiscal year 2006 base salary; (ii) he be eligible for an incentive compensation award in the form of a cash bonus equal to 80% of his base salary, and (iii) he receive a grant of 100,000 RSUs pursuant to the 2007 Performance Grant Program.

Tax Deductibility of Executive Compensation under §162(m) of the Internal Revenue Code

Under Section 162(m) of the Internal Revenue Code, the federal income tax deduction for certain types of compensation paid to the chief executive officer and four other most highly compensated executive officers of publicly held companies is limited to $1 million per officer per fiscal year unless such compensation meets certain requirements. The Committee is aware of this limitation and has decided that it is not appropriate at this time to limit the Company’s discretion to design the compensation packages payable to the Company’s executive officers to comply with these deductibility guidelines.

Compensation Committee

Keith D. Grinstein, Chair
A. Gary Ames
Karl D. Guelich

Code of Ethics for Senior Financial Officers

We have adopted a Code of Ethics that applies to all of our senior financial officers, including our CEO, chief finance officer and chief accounting officer. The Code of Ethics is posted on the Company’s website. The Internet address for our website is www.f5.com and the Code of Ethics may be found under the “investor relations” section of our website. A copy of the Code of Ethics may be obtained without charge by written request to the Company’s Secretary. We also have a separate Code of Ethics that applies to all of the Company’s employees, which may be also found under the “investor relations” section of our website.

Report of the Audit Committee

The Audit Committee consists of three directors, each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. The Audit Committee charter is attached to this Proxy Statement as Appendix A and is available on the “investor relations” section of the Company’s website, www.f5.com.

On behalf of the Board of Directors, the Audit Committee oversees the Company’s financial reporting process and its internal controls over financial reporting, areas for which management has the primary responsibility. PricewaterhouseCoopers, LLP, the independent registered public accounting firm (the “Auditors”), is responsible for expressing an opinion as to the conformity of the audited financial statements with accounting principles generally accepted in the United States of America and for issuing its opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the Auditors the audited financial statements and the quarterly unaudited financial statements of the Company for the fiscal year ended September 30, 2006, matters relating to the Company’s internal controls over financial reporting and the processes that support certifications of the financial statements by the Company’s Chief Executive Officer and Chief Accounting Officer.

The Audit Committee discussed with the Auditors the overall scope and plans for the annual audit. The Audit Committee meets with the Auditors, with and without management present, to discuss the results of their examinations, their consideration of the Company’s internal controls in connection with their audit, and the overall quality of the Company’s financial reporting.

The Audit Committee reviewed with the Auditors their judgments as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee has discussed and reviewed with the Auditors all matters required to be discussed under the Statement on Auditing Standards No. 61 Communication with Audit Committees.

The Audit Committee has received from the Auditors a formal written statement describing all relationships between them and the Company that might bear on their independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with them any relationships that may impact their objectivity and independence, including the amount and significance of non-audit services provided by them, and has satisfied itself as to their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended September 30, 2006 for filing with the Securities and Exchange Commission. The Audit Committee has also selected PricewaterhouseCoopers, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2007. The Board is recommending that shareholders ratify this selection at the Annual Meeting.

Audit Committee

Karl Guelich, Chair
Alan J. Higginson
Keith D. Grinstein

Fees Paid to PricewaterhouseCoopers LLP

The following is a summary of the fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended September 30, 2006 and 2005:

	Years Ended September 30,
Fee Category	2006	2005

Audit Fees	$911,500	$917,536
Audit-Related Fees	416,000	14,000
Tax Fees	11,800	34,232
All Other Fees	—	—

Total Fees	$1,207,900	$965,768

Audit Fees.  Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements including consultations related to compliance with the Sarbanes-Oxley Act of 2002.

Audit-Related Fees.  Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with acquisitions, financial accounting and reporting standards and services related to registration statements and public offerings. Substantially all of the Audit-Related Fees in fiscal 2006 were for services in connection with the restatement resulting from the Company’s review of its stock option practices and historical financial statements.

Tax Fees.  Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties, mergers and acquisitions, and international tax planning.

Audit Committee Pre-Approval Procedures

The Audit Committee meets with our independent registered public accounting firm to approve the annual scope of accounting services to be performed and the related fee estimates. The Audit Committee also meets with our independent registered public accounting firm, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. During the course of the year, the Chairman of the Audit Committee has the authority to pre-approve requests for services that were not approved in the annual pre-approval process. The Chairman of the Audit Committee reports any interim pre-approvals at the following quarterly meeting. At each of the meetings, management and our independent registered public accounting firm update the Audit Committee with material changes to any service engagement and related fee estimates as compared to amounts previously approved. During fiscal 2006, all audit and non-audit services performed by PricewaterhouseCoopers LLP for the Company were pre-approved by the Audit Committee in accordance with the foregoing procedures.

Annual Independence Determination

The Audit Committee considered whether the provision of nonaudit services is compatible with the principal accountants’ independence and concluded that the provision of nonaudit services has been compatible with maintaining the independence of the Company’s external auditors.

Stock Price Performance

The information regarding stock price performance contained in this section shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The graph below compares the annual percentage change in the cumulative total return on shares of Common Stock for F5 Networks, Inc., the Nasdaq Composite Index and the Nasdaq Computer Index for the period commencing September 28, 2001, and ending September 29, 2006.

Comparison of Cumulative Total Return *
Among F5 Networks, Inc.,
Nasdaq Composite and Nasdaq Computer Index

	9/28/01	9/30/02	9/30/03	9/30/04	9/30/05	9/29/06
F5 Networks, Inc.	100	81	207	328	468	579
Nasdaq Composite Index	100	78	119	127	144	151
Nasdaq Computer Index	100	77	124	123	141	147

*	Assumes that $100 was invested September 28, 2001 in shares of Common Stock and in each index, and that all dividends were reinvested. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

PROPOSAL 1:  ELECTION OF THREE CLASS II DIRECTORS

At the Annual Meeting, the shareholders will vote on the election of three Class II directors to serve for three-year terms until the annual meeting of shareholders for fiscal year end 2009 and until their successors are elected and qualified. The Board of Directors has unanimously nominated Deborah L. Bevier, Alan J. Higginson and John McAdam for reelection to the Board of Directors as Class II directors. The nominees have indicated that they are willing and able to serve as directors. If either nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. The proxies being solicited will be voted for no more than three nominees for Class II directors at the Annual Meeting. The directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Shareholders do not have cumulative voting rights in the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF THE THREE NOMINEES.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards for the election of Ms. Bevier and Messrs. Higginson and McAdam.

PROPOSAL 2:  AMENDMENT TO THE 2005 EQUITY INCENTIVE PLAN

At the Annual Meeting, the shareholders of the Company will be asked to approve an amendment to the 2005 Plan which, if approved, will increase the number of shares of Common Stock available for purchase under the 2005 Plan by 2,000,000 shares, to an aggregate of 3,700,000 shares. No other amendments to the 2005 Plan are being proposed. This amendment to the 2005 Plan was approved by the Board on January 8, 2007 and will become effective upon receipt of the shareholders’ approval at the Annual Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company represented and voting on the proposal at the Annual Meeting is required to adopt the amendment to the 2005 Plan.

The Board of Directors believes that the 2005 Plan has contributed to strengthening the incentive of participating employees to achieve the objectives of the Company and its shareholders by encouraging employees to acquire a greater proprietary interest in the Company. As of January 16, 2007, only 240,996 shares remained available for the future grant of equity awards under the 2005 Plan. The Board of Directors believes that additional shares must be reserved for use under the 2005 Plan to enable the Company to attract and retain key employees through the granting of options and stock units under the 2005 Plan. The proposed increase in the number of shares under the 2005 Plan is not required or intended to cover awards previously made under the 2005 Plan. As such, no new plan benefits have been granted to date, and future awards under the 2005 Plan are not yet determinable. In the event that the required votes to approve the amendment to the 2005 Plan are not obtained, the amendment to the 2005 Plan will not become effective and the Company will continue to make grants of awards pursuant to the terms of the 2005 Plan as currently in effect and subject to applicable law.

Summary of the 2005 Equity Incentive Plan

A copy of the 2005 Plan, as amended, is attached to this Proxy Statement as Appendix B and is incorporated herein by reference. The following description of the 2005 Plan is a summary and does not purport to be a complete description. See Appendix B for more detailed information.

General.  The 2005 Plan provides for grants of nonstatutory stock options (“NSOs”), which are options that do not qualify as incentive stock options under Section 422 of the Code, and stock units (collectively, “Stock Awards”) to employees, including officers, or directors of and consultants to the Company or any affiliate of the Company. As of January 16, 2007, approximately 1,159 employees and 6 non-employee directors are eligible to participate in the 2005 Plan. As of January 16, 2007, a total of 582,132 shares had been issued upon the vesting and/or exercise of previously granted Stock Awards, options to purchase 37,500 shares remained outstanding and 240,996 shares remained available for the future grant of Stock Awards. Shares subject to Stock Awards that have lapsed or terminated, without having been exercised in full, may again become available for the grant of awards under the 2005 Plan.

The Board of Directors or a committee appointed by the Board of Directors (in either case, the “Administrator”) administers the 2005 Plan. The Administrator has broad discretionary authority to determine which recipients and what types of awards are to be granted, including the exercise price, if any, applicable to awards, the number of shares subject to awards, the vesting and/or exercisability of awards and any other terms and conditions (including forfeiture conditions) that apply to awards. Any award may be granted either alone or in tandem with other awards.

The Board of Directors may amend the 2005 Plan; provided that no amendment will be effective unless approved by the shareholders of the Company if shareholder approval is necessary to satisfy applicable laws or stock exchange listing requirements. In addition, shareholder approval is required if the exercise price of any outstanding option is to be reduced (other than as a result of certain adjustments to outstanding awards to reflect corporate capital transactions, such as stock splits and other reorganizations). The 2005 Plan will terminate on December 30, 2014, unless terminated sooner by the Board of Directors.

If any change is made to the Common Stock without receipt of consideration by the Company (through merger, reorganization, stock split, stock dividend, combination of shares or similar change to the capital structure), the 2005 Plan and each outstanding Stock Award will be appropriately adjusted in (1) the number and kind of shares subject to the 2005 Plan, (2) the share limitations set forth in the 2005 Plan (including the limit of 1,000,000 shares that may be granted to any employee in any fiscal year), (3) the number and kind of shares covered by each outstanding Stock Award and (4) the exercise or purchase price per share subject to each outstanding Stock Award.

Section 162(m) Limitations.  Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid during any single year to the Company’s Chief Executive Officer or any of the four other most highly compensated officers. Certain “performance-based” compensation is specifically exempt from this deduction limit if it meets the requirements specified in Section 162(m) and the regulations thereunder. One of the requirements for equity compensation awards, such as stock options, to qualify as performance-based compensation is that the shareholder-approved plan under which the awards are granted must include a limit on the number of shares granted to any one employee under the plan. Accordingly, the 2005 Plan provides that no employee may be granted awards covering more than 1,000,000 shares in any fiscal year. The Company believes that stock options granted under the 2005 Plan can qualify as performance-based compensation so that compensation amounts arising in connection with such options may not be subject to the loss deduction rule of Section 162(m). Stock units will generally not qualify as performance-based compensation so that compensation amounts arising in connection with such stock units may be subject to this loss deduction rule.

Options.  Options granted under the 2005 Plan are NSOs. The term of options granted under the 2005 Plan may not exceed 10 years. The per share exercise price of all options must be at least equal to the fair market value of a share of Common Stock on the date the option is granted. The closing price of the Common Stock as reported on the Nasdaq Global Market on January 16, 2007 was $79.06 per share. The 2005 Plan permits payment of an exercise price to be made by cash, check, wire transfer, other shares of Company Common Stock (with some restrictions), broker assisted same-day sales, any other form of consideration permitted by applicable law and acceptable to the Board of Directors or any combination thereof. Options granted under the 2005 Plan vest at the rate specified in the option agreement. The Company’s standard vesting schedule is over four years for grants to newly-hired employees.

An optionee may not transfer options other than by will or the laws of descent or distribution, provided that an optionee may designate a beneficiary who may exercise the option following the optionee’s death. An optionee whose relationship with the Company or any related corporation ceases for any reason, except by death or permanent and total disability, generally may exercise vested options up to three months following cessation. Vested options may generally be exercised for up to 12 months after an optionee’s relationship with the Company or any affiliate of the Company ceases due to disability and for generally up to 18 months after the relationship with the Company or any affiliate of the Company ceases due to death. However, options may terminate or expire sooner or later as may be determined by the Board of Directors and set forth in the option agreement.

Stock Units.  Each stock unit agreement will contain provisions regarding (1) the number of shares subject to such Stock Award, (2) the purchase price of the shares, if any, and the means of payment for the shares, (3) the performance or other criteria, if any, that will determine the number of shares vested, (4) such terms and conditions on the grant, issuance, vesting and forfeiture of the shares, as applicable, as may be determined from time to time by the Board of Directors or other administrator of the 2005 Plan, (5) restrictions on the transferability of the Stock Award, and (6) such further terms and conditions, in each case not inconsistent with the 2005 Plan, as may be determined from time to time by the Board of Directors or other administrator of the 2005 Plan. In the event that a participant’s relationship with the Company terminates, the Company may reacquire any or all of the shares of Common Stock held by the participant which have not vested or which are otherwise subject to forfeiture conditions. Stock units may be awarded in consideration for past services. Rights under a stock unit agreement may not be transferred other than by will or by the laws of descent and distribution. On January 23, 2007, the Board amended the repurchase provision in the 2005 Plan to clarify that the provision applies only to Stock Units and was subject to the Plan adjustment provisions for changes in capitalization and change in control of the Company.

Change of Control Provisions.  Subject to the provisions of any Stock Award Agreement, upon certain changes in control of the Company as provided under the 2005 Plan, the surviving entity will either assume or substitute all outstanding Stock Awards under the 2005 Plan. If the surviving entity determines not to assume or substitute these awards, then with respect to persons whose service with the Company or any affiliate of the Company has not terminated before the change in control, the vesting of 50% of these Stock Awards (and the time during which these awards may be exercised) will accelerate and the awards will terminate if not exercised before the change in control.

Options and Stock Units Granted to Certain Persons.  The aggregate numbers of shares of Common Stock subject to Stock Awards granted to certain persons under the 2005 Plan since its inception are as follows: (i) John McAdam, President and Chief Executive Officer and a nominee for election to the Board of Directors at the Annual Meeting, 150,000 shares; (ii) Tom Hull, Senior VP of Worldwide Sales, 42,000 shares; (iii) Edward Eames, Senior VP of Business Operations, 42,000 shares; (iv) Dan Matte, Senior VP of Marketing, 54,000 shares; (v) Karl Triebes, Senior VP of Product Development and Chief Technology Officer, 42,000 shares; (vi) all current executive officers as a group, an aggregate of 460,000 shares; (vii) all current directors who are not executive officers as a group (except for Ms. Bevier and Mr. Higginson), an aggregate of 60,000 shares; (viii) Ms. Bevier, a nominee for election to the Board of Directors at the Annual Meeting, 5,000 shares; (ix) Mr. Higginson, a nominee for election to the Board of Directors at the Annual Meeting, 20,000 shares; and (x) all employees, including current officers who are not executive officers, as a group, an aggregate of 869,479 shares. Since its inception, no options have been granted under the 2005 Plan to any associate of any such director, nominee or executive officer, and no other person has been granted five percent or more of the total amount of options granted under the 2005 Plan.

Certain Federal Income Tax Consequences

THE FOLLOWING SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES IS BASED UPON EXISTING STATUTES, REGULATIONS AND INTERPRETATIONS THEREOF. THE APPLICABLE RULES ARE COMPLEX, AND INCOME TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH PLAN PARTICIPANT. THIS PROXY STATEMENT DESCRIBES FEDERAL INCOME TAX CONSEQUENCES OF GENERAL APPLICABILITY, BUT DOES NOT PURPORT TO DESCRIBE PARTICULAR CONSEQUENCES TO EACH INDIVIDUAL PLAN PARTICIPANT, OR FOREIGN, STATE OR LOCAL INCOME TAX CONSEQUENCES, WHICH MAY DIFFER FROM THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

Stock option grants under the 2005 Plan are intended to be NSOs. Generally, no federal income tax is payable by a participant upon the grant of a stock option and no deduction is taken by the Company at that time. Under current tax laws, if a participant exercises a NSO as to vested shares (meaning, shares that are not subject to a substantial risk of forfeiture as further described below), he or she will recognize compensation income equal to the difference between the fair market value of the Common Stock on the exercise date and the stock option exercise price. The Company will be entitled to a corresponding deduction on its income tax return. Options granted under the 2005 Plan will generally not permit recipients to exercise the options as to unvested shares.

Stock units are also governed by Section 83 of the Code. Generally, no taxes are due when an award is initially made, but the recipient will recognize taxable income when the shares subject thereto are no longer subject to a “substantial risk of forfeiture” (i.e. the shares subject thereto become vested or transferable, generally on the date the shares are issued to the recipient upon vesting). Income tax is paid on the value of the stock or units at ordinary rates when the restrictions lapse, and then at capital gain rates when the shares are sold. In certain cases, the participant may be eligible to make an election under Section 83(b) of the Code, in which case the timing of the tax recognition event and the amount of income recognized will differ from that described above.

If an award under the 2005 Plan constitutes nonqualified deferred compensation that is subject to Section 409A of the Code, certain requirements must be met (e.g., rules regarding deferral elections, distributions and acceleration of benefits). If the requirements are not satisfied, the participant may have to include an amount in income currently (or, if later, when no longer subject to a substantial risk of forfeiture), and may be subject to an additional tax equal to 20% of the amount included in income plus interest from the date of deferral (at the IRS underpayment rate plus 1%). Incentive stock options are generally exempted from the requirements of Section 409A of the Code and NSOs are generally exempted if certain requirements are satisfied (e.g., if the exercise price can never be less than the fair market value of the stock on the grant date).

Section 162(m) Limitations

As discussed above, as a public company, the Company is subject to the tax-deduction rule of Section 162(m) of the Code (applicable to compensation in excess of $1 million paid to certain of the Company’s executive officers during any year). The 2005 Plan includes a limitation on the number of shares that may be granted subject to awards made to an employee during any fiscal year to permit the Company to qualify stock options granted under the 2005 Plan as performance-based compensation, which is excepted from the general tax-deduction rule. The Section 162(m) limit in the 2005 Plan is 1,000,000 shares per fiscal year. Stock options issued under the 2005 Plan will generally qualify as performance-based compensation, while stock units will generally not qualify as performance-based compensation, and so compensation amounts arising in connection with stock units may be subject to the Section 162(m) tax deduction rule.

Section 409A of the Code

To the extent that the payments or benefits provided under the 2005 Plan are considered deferred compensation subject to Section 409A of the Code, the Company intends for the 2005 Plan to comply with the standards for nonqualified deferred compensation established by Section 409A.

Accounting Treatment

The Company is generally required to recognize compensation expense in an amount equal to the fair value on the grant date of all stock options. The fair value of an award will be based on the number of shares subject to the award that are expected to vest. The Company uses either Black-Scholes or a binomial valuation model to measure fair value of option grants. In addition, the Company is required to recognize compensation expense for Stock Awards as they vest, as adjusted for actual forfeitures that occur before vesting but not adjusted for any previously recognized compensation cost if an award lapses unexercised.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THIS PROPOSAL.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “for” this proposal.

PROPOSAL 3.  RATIFICATION OF INDEPENDENT AUDITOR

The Board of Directors request that the shareholders ratify its selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending September 30, 2007. Representatives of PricewaterhouseCoopers will be present at the annual meeting to make a statement if they desire to do so and to respond to questions by shareholders.

Although not required by the Company’s Bylaws or otherwise, the Audit Committee and the Board of Directors believe it appropriate, as a matter of good corporate practice, to request that the shareholders ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal 2007. If the shareholders should not so ratify, the Audit Committee will reconsider the appointment and may retain PricewaterhouseCoopers LLP or another firm without re-submitting the matter to the Company’s shareholders. Even if the shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
APPROVAL OF THIS PROPOSAL

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “for” this proposal.

PROPOSAL 4:  SHAREHOLDER PROPOSAL

The Company has received a shareholder proposal from the Sheet Metal Workers’ National Pension Fund located at 601 N. Fairfax Street, Suite 500, Alexandria, Virginia 22314 (the “Proponent”). The Proponent, who beneficially owns approximately 4,400 shares of the Company’s common stock, has requested that we include the following proposal (the “Proposal”) and supporting statement in this proxy statement for the Annual Meeting. The Proposal may be voted on at the Annual Meeting only if properly presented by the Proponent or the Proponent’s qualified representative.

Resolved:  That the shareholders of F5 Networks, Inc. (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1. The annual incentive or bonus component of the Plan should utilize defined financial performance criteria that can be benchmarked against a disclosed peer group of companies, and provide that an annual bonus is awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial criteria;

2. The long-term compensation component of the Plan should utilize defined financial and/or stock price performance criteria that can be benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial and stock price performance criteria; and

3. Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.

Supporting Statement:  We feel it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance relative to industry peers. We believe the failure to tie executive compensation to superior corporate performance; that is, performance exceeding peer group performance, has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

We believe that common compensation practices have contributed to excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, then they design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the company’s performance relative to its peers. High total compensation targets combined with less than rigorous performance benchmarks yield a pattern of superior-pay-for-average-performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate supplement executive retirement plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension plans.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in its annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior-performance principles will help moderate excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term corporate value.

Board’s Statement Opposing the Proposal

After careful consideration of the Proposal, and for the reasons set forth below, the Company’s Board of Directors strongly believes that the Proponent’s proposal to establish a pay-for-superior-performance standard by using the performance of peer companies, rather than the Company’s performance, to determine the amount of payments under the Company’s performance-based compensation plans for senior executives is not in the best interests of the Company or the Company’s shareholders for the following reasons:

1. The objectives and concerns articulated in the Proposal are currently being addressed by the compensation practices and philosophies of the Compensation Committee of the Company’s Board of Directors (the “Committee”). As stated in the Compensation Committee Report on Executive Compensation included earlier in this proxy statement, the Committee’s current approach of linking a significant portion of senior executive compensation to F5’s performance aligns the interests of the Company’s senior executives with the long-term interests of the Company’s shareholders and gives the Committee the necessary flexibility and discretion to more effectively use performance-based compensation and equity incentive tools in the administration of the Company’s executive compensation programs. The Committee regularly retains outside consultants to review the Company’s existing compensation programs and compare it with the compensation programs of the Company’s peers to ensure that the Company’s overall senior executive compensation system is competitive with the Company’s peers and fairly rewards both corporate and individual performance. The Company’s current performance-based compensation programs have been highly effective for attracting, motivating, retaining and rewarding the Company’s senior executives while the Company has delivered superior results to The Company’s shareholders in a very competitive and dynamic industry. As reflected in the Stock Price Performance graph on page 20 of this proxy statement, for the past one, three and five year periods, the Company has outperformed significantly both the Nasdaq Composite Index and the Nasdaq Computer Index, as shown in the following chart:

	Cumulative Total Return
Name	1 year	3 years	5 years

F5 Networks, Inc.	23.58%	179.21%	478.88%
Nasdaq Composite Index	4.96%	26.39%	50.68%
Nasdaq Computer Index	3.89%	18.09%	46.65%

2. The Proposal focuses on a single compensation principle and fails to adequately reflect other more fundamental and important principles that should be considered in the administration of executive compensation programs. Total compensation for senior executives must be competitive to attract the best talent, to motivate senior executives to perform at their highest levels, to reward outstanding achievement, and to retain those individuals with the leadership abilities and skills necessary for building long-term shareholder value. In addition to incorporating these important elements in the Company’s compensation programs, the Company’s compensation philosophy focuses on providing incentive compensation that is directly linked to the performance of the Company and the achievement of the Company’s annual and long-term business strategies and objectives. The Board of Directors believes that senior executives and other employees are much more effectively motivated when their performance-based compensation is directly tied to their own company’s performance and not tied to the performance of “peer companies” over which the employees and senior executives have no control. The Company has many competitors, all with different business strategies and compensation philosophies. Success at the Company should not be dictated solely by whether or not the Company’s financial results exceed those of the Company’s peers. Compensation plans that solely focus on rigid, quantitative, and formulaic benchmarks, such as the Proposal, would not provide the necessary incentives to senior executives that are consistent with the long-term interests of the Company’s shareholders. Moreover, the Company’s adoption of the Proposal, without the adoption of similar compensation programs by the Company’s competitors, would put us in a competitive disadvantage for attracting and retaining the Company’s senior executives. If we were to adopt the Proposal, talented executives and other employees would seek out competitors with more robust and dynamic compensation programs that, like the Company’s current compensation program, reward outstanding achievement based on a diverse set of criteria. In order to retain these individuals, and attract others to the Company, the Committee needs to be given the discretion to react quickly to market changes and continuously provide highly competitive compensation packages.

3. The Proposal would result in a compensation program that is inherently difficult and costly to implement and administer. The Proposal is so vague and subject to different interpretations that neither the shareholders voting on the Proposal, nor the Committee in implementing the Proposal (if adopted), would be able to determine with any reasonable certainty exactly what actions or measures the Proposal requires. The Proposal fails to provide a methodology of process by which this list of “peer group companies” would be identified. Identifying and re-evaluating this “peer” group on an annual basis would be a costly and time-consuming process. Moreover, creating a “peer” group that is satisfactory to all shareholders would be difficult, if not impossible. Also, the Proposal fails to recognize the success and effectiveness of the Company’s current compensation programs, and does not clearly indicate whether the Committee should abolish any or all of the Company’s current compensation plans for senior executives or how the Proposal would apply to the current compensation plans.

The Board of Directors strongly believes that the Committee’s current approach and philosophy regarding senior executive compensation, as articulated in the Committee’s report set forth on pages 14 to 17 of this proxy statement, have enabled the Company to attract, retain, motivate and reward senior executives who have the experience and skills necessary to create significant value for shareholders and contribute to the Company’s superior overall performance. The Company’s performance-based compensation programs have worked well in the past and have been a strong contributing factor to the Company’s success over the years. The Board of Directors believes that it is in the best interests of shareholders to give the Committee the flexibility and discretion to use performance-based compensation and equity incentive tools as appropriate, without being restricted by guidelines that do not adequately address other factors that directly link the Company’s operating and financial results to executive compensation and that are more fundamental to the long-term success of the Company and the performance of the Company’s senior executives. For the reasons stated above, the Board of Directors believes that the adoption of the Proposal is unnecessary and detrimental to the long-term interests of the shareholders.

THE BOARD OF DIRECTORS, WITH THE CONCURRENCE AND APPROVAL OF THE
COMMITTEE, RECOMMENDS A VOTE “AGAINST” THE PROPOSAL FOR THE REASONS
DISCUSSED ABOVE.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “Against” this proposal.

OTHER BUSINESS

Neither the Board of Directors nor management intends to bring before the Annual Meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the Annual Meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING FOR FISCAL YEAR END 2007

The Company’s Bylaws provide that advance notice of a shareholder’s proposal must be delivered to or mailed and received at the Company’s principal executive offices not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting. However, the Bylaws also provide that in the event the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, this advance notice must be received not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or, in the event public announcement of the date of such annual meeting is first made by the Company fewer than seventy (70) days prior to the date of such annual meeting, the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company. Each shareholder’s notice must contain the following information as to each matter the shareholder proposes to bring before the annual meeting: (A) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (B) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (C) the class and number of shares of the Company which are beneficially owned by the shareholder, (D) any material interest of the shareholder in such business and (E) any other information that is required to be provided by the shareholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in such shareholder’s capacity as a proponent of a shareholder proposal.

A copy of the full text of the provisions of the Company’s Bylaws dealing with shareholder nominations and proposals is available to shareholders from the Secretary of the Company upon written request.

Shareholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the Annual Meeting for fiscal year end 2007 must submit the proposal to the Company no earlier than November 2, 2007 and no later than December 4, 2007. Shareholders who intend to present a proposal at the Annual Meeting for fiscal year end 2007 without inclusion of such proposal in the Company’s proxy materials are required to provide notice of such proposal to the Company no later than December 6, 2007 or management of the Company will have discretionary voting authority at the fiscal year end 2007 annual meeting with respect to any such proposal without discussion of the matter in Proxy Statement for such meeting. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for the Company by reducing printing and postage costs. Under this procedure, the Company will deliver only one copy of the Company’s Annual Report to shareholders for fiscal year 2006 (the “2006 Annual Report”) and this proxy statement to multiple shareholders who share the same address (if they appear to be members of the same family), unless the Company has received contrary instructions from an affected shareholder.

The 2006 Annual Report and this proxy statement may be found under the “investor relations” section of the Company’s website at www.f5.com.  The Company will deliver promptly upon written or oral request a separate copy of the 2006 Annual Report and this proxy statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the 2006 Annual Report or this proxy statement, shareholders should contact the Company at: Investor Relations, F5 Networks, Inc., 401 Elliott Avenue West, Seattle, Washington 98119.

If you are a shareholder, share an address and last name with one or more other shareholders and would like either to request delivery of a single copy of the Company’s annual reports or proxy statements for yourself and other shareholders who share your address or to revoke your householding consent and receive a separate copy of the Company’s annual report or proxy statement in the future, please contact Automatic Data Processing, Inc. (“ADP”), either by calling toll free at (800) 542-1061 or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

A number of brokerage firms also have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

By Order of the Board of Directors,

Jeffrey A. Christianson
Senior Vice President, General Counsel and Secretary

Appendix A

F5 Networks, Inc.
Amended and Restated Charter of the Audit Committee

The Amended and Restated Charter of the Company’s Audit Committee is as follows:

Purposes:

The purposes of the audit committee are to:

Monitor the integrity of the financial statements of the company.

Oversee the accounting and financial reporting processes of the company and audits of its financial statements.

Oversee the independence of the company’s independent auditor.

Appoint and provide for the compensation of a “registered public accounting firm” (as that term is defined in Section 2(a) of the Sarbanes-Oxley Act of 2002) to serve as the company’s independent auditor, oversee the work of the independent auditor (including resolution of any disagreements between management and the independent auditor regarding financial reporting), evaluate the performance of the independent auditor and, if so determined by the audit committee, replace the independent auditor; it being acknowledged that the independent auditor is ultimately accountable to the board of directors and the committee, as representatives of the company’s stockholders.

Composition:

The audit committee shall be composed of three or more directors, as determined by the board of directors, each of whom shall be “independent”, as that term is defined in Section 10A(m) of the Securities Exchange Act of 1934 (the “Exchange Act”), and the applicable rules and regulations (“Regulations”) of the SEC, each of whom shall meet the independence and financial literacy requirements of the NASDAQ, and at least one of whom shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Unless a chair is designated by the board of directors, the committee members may appoint their own chair by majority vote.

Responsibilities:

Appoint and provide for the compensation of a “registered public accounting firm” (as that term is defined in Section 2(a) of the Sarbanes-Oxley Act of 2002) to serve as the company’s independent auditor, oversee the work of the independent auditor (including resolution of any disagreements between management and the independent auditor regarding financial reporting), evaluate the performance of the independent auditor and, if so determined by the audit committee, replace the independent auditor; it being acknowledged that the independent auditor is ultimately accountable to the board of directors and the committee, as representatives of the company’s stockholder

Evaluate periodic reports that the independent auditor submits to the audit committee regarding the auditor’s independence, discuss such reports with the auditor and, if so determined by the audit committee in response to such reports, recommend that the board of directors take appropriate action to oversee the independence of the independent auditor.

Systematically and periodically review the internal controls over financial reporting established by management.

Meet with management and the independent auditor to discuss the annual financial statements and the report of the independent auditor thereon, and to discuss significant issues encountered in the course of the audit work, including: restrictions on the scope of activities; access to required information; the adequacy of internal financial controls; the adequacy of the disclosure of off-balance sheet transactions, arrangements, obligations and relationships in reports filed with the SEC; and the appropriateness of the presentation of any non-GAAP financial measures (as defined in the Regulations) included in any report filed with the SEC or in any public disclosure or release.

Review the management letter delivered by the independent auditor in connection with the audit.

Discuss with the independent auditor the matters required to be discussed by SAS 61, as it may be modified or supplemented

Following such reviews and discussions, if so determined by the audit committee, recommend to the board of directors that the annual financial statements be included in the company’s annual report.

Meet quarterly with management and the independent auditor to review and discuss the quarterly financial statements; provided that this responsibility may be delegated to the chairman of the audit committee.

Meet at least once each year in separate executive sessions with management and the independent auditor to discuss matters that the committee or either of these groups believes could significantly affect the financial statements.

Have meetings with management as the audit committee deems appropriate to discuss significant financial risk exposures facing the company, and steps management has taken to monitor and control such exposures.

Instruct the independent auditor and the internal auditor, if any, to advise the audit committee if there are any subjects that require special attention.

Instruct the independent auditor to report to the audit committee on all critical accounting policies of the company, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the auditors, and other material written communication between the auditors and management

Review significant changes to the company’s accounting principles and practices proposed by the independent auditor or management.

Evaluate the performance of the independent auditor and, if so determined by the audit committee, recommend to the board of directors replacement of the independent auditor.

At the request of the company counsel, review with the company counsel legal and regulatory matters that may have significant impact on the company’s financial statements, compliance policies or programs.

Conduct or authorize such inquiries into matters within the committee’s scope of responsibility as the committee deems appropriate. The committee shall be empowered to retain independent counsel and other professionals to assist in the conduct of any such inquiries.

Provide minutes of audit committee meetings to the board of directors, and report to the board of directors on any significant matters arising from the committee’s work.

At least annually, review and reassess this charter and, if appropriate, recommend proposed changes to the board of directors.

Prepare the report required by the rules of the Securities and Exchange Commission to be included in the company’s annual proxy statement.

Establish a procedure for receipt, retention and treatment of any complaints received by the Company about its accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Approve, in accordance with Sections 10A(h) and (i) of the Exchange Act and the Regulations, all professional services, to be provided to the company by its independent auditor, provided that the audit committee shall not approve any non-audit services proscribed by Section 10A(g) of the Exchange Act in the absence of an applicable exemption. The audit committee may adopt policies and procedures for the approval of such services which may include delegation of authority to a designated member or members of the audit committee to approve such services so long as any such approvals are disclosed to the full audit committee at its next scheduled meeting.

Review and approve all related party transactions.

Authority:

By adopting this Charter, the board of directors delegates to the audit committee full authority in its discretion to:

Perform each of the responsibilities of the audit committee described above.

Appoint a chair of the audit committee, unless a chair is designated by the board of directors.

Engage independent counsel and other advisers as the audit committee determines necessary to carry out its responsibilities.

Cause the officers of the corporation to provide such funding as the audit committee shall determine to be appropriate for payment of compensation to the company’s independent auditor and any legal counsel or other advisers engaged by the audit committee, and payment of ordinary administrative expenses of the audit committee that are necessary or appropriate in carrying out its duties.

It is not the responsibility of the audit committee to plan or conduct audits, or to determine whether the company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles. It is not the responsibility of the audit committee to conduct inquiries, to resolve disagreements, if any, between management and the independent auditor, or to assure compliance with laws, regulations or company compliance policies or programs.

Appendix B

F5 Networks, Inc.

2005 Equity Incentive Plan

Adopted December 31, 2004
Original Approval By Shareholders February 24, 2005
Amended By Board of Directors on January 8, 2007 and January 23, 2007
Termination Date: December 30, 2014

1. Purposes.

(a) Eligible Stock Award Recipients.  The persons eligible to receive Stock Awards are the Employees, Directors and Consultants of the Company and its Affiliates.

(b) Available Stock Awards.  The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Stock Awards: (i) Options and (ii) Stock Units.

(c) General Purpose.  The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2. Definitions.

(a) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b) “Applicable Laws” means the legal requirements relating to the administration of equity compensation plans, including under applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, other U.S. federal and state laws, the Code, any stock exchange rules or regulations and the applicable laws, rules and regulations of any other country or jurisdiction where Stock Awards are granted under the Plan, as such laws, rules, regulations and requirements shall be in place from time to time.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means a committee appointed by the Board in accordance with subsection 3(c).

(f) “Common Stock” means the common stock of the Company.

(g) “Company” means F5 Networks, Inc., a Washington corporation.

(h) “Consultant” means any person, including an advisor, (i) who is engaged by the Company or an Affiliate to render services other than as an Employee or as a Director or (ii) who is a member of the Board of Directors of an Affiliate.

(i) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity among the Company or an Affiliate for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director of the Company will not constitute an interruption of Continuous Service. Subject to Section 6(e)(ii), the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

(j) “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to shareholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

(k) “Director” means a member of the Board of Directors of the Company.

(l) “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(m) “Employee” means any person employed by the Company or an Affiliate. Subject to the Applicable Laws, the determination of whether an individual (including a leased and temporary employees) is an Employee hereunder shall be made by the Board (or its Committee), in its sole discretion. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market, the Fair Market Value of a Share shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or such other exchange or market with the greatest volume of trading in the Common Stock) on the day of determination or, if the day of determination is not a market trading day, then on the last market trading day prior to the day of determination, as reported in such source or sources as the Board deems reliable, or

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

(p) “Independent Director” means a Director who qualifies as an “independent” director under applicable Nasdaq rules (or the rules of any exchange on which the Common Stock is then listed or approved for listing).

(q) “Non-Employee Director” means a Director of the Company who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(r) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(s) “Option” means a nonstatutory stock option (meaning, an option not intended to qualify as an incentive stock option under Code Section 422) granted pursuant to the Plan.

(t) “Outside Director” means a Director of the Company who either (i) is not a current Employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former Employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(u) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(v) “Plan” means this F5 Networks, Inc. 2005 Equity Incentive Plan.

(w) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(x) “Securities Act” means the Securities Act of 1933, as amended.

(y) “Share” means a share of the Common Stock, as adjusted in accordance with Section 11 below.

(z) “Stock Award” means any right involving Shares granted under the Plan, including an Option or Stock Unit.

(aa) “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(bb) “Stock Unit” means an award giving the right to receive Shares granted under Section 7 below.

3. Administration.

(a) Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration to a Committee or an administrator, as provided in subsection 3(c).

(b) Powers of Board.  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Awards shall be granted; the provisions, terms and conditions of each Stock Award granted (which need not be identical as among Participants or as among types of Stock Awards), including, without limitation: the time or times when a person shall be permitted to receive Shares pursuant to a Stock Award, the number of Shares with respect to which a Stock Award shall be granted to each such person, the exercise or purchase price (if any) of a Stock Award, the time or times when Stock Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, any pro rata adjustment to vesting as a result of a Participant’s transitioning from full- to part-time service (or vice versa), and any other restriction (including forfeiture restriction), limitation or term of any Stock Award, based in each case on such factors as the Board, in its sole discretion, shall determine; provided, however, that such provisions, terms and conditions are not inconsistent with the terms of the Plan.

(ii) In order to fulfill the purposes of the Plan and without amending the Plan, to modify grants of Stock Awards to Participants who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies or customs.

(iii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iv) To amend the Plan or a Stock Award as provided in Section 12.

(v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

(c) Delegation to Committee.  The Board may delegate administration of the Plan to a Committee or Committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. In the discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3, and/or solely of two or more Independent Directors under applicable Nasdaq (or other exchange) rules. The Board or the Committee may further delegate its authority and responsibilities under the Plan to an Officer. However, if administration is delegated to an Officer, such Officer may grant Stock Awards only within guidelines established by the Board or the Committee, and only the Board or the Committee may make a Stock Award to an Officer or Director. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee, or an Officer to whom authority has been delegated), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan, and unless otherwise specified by the Board shall retain any authority granted to a committee or individual hereunder unto itself.

4. Shares Subject to the Plan.

(a) Share Reserve.  Subject to the provisions of Section 11 relating to adjustments upon changes in stock, the stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate Three Million Seven Hundred Thousand (3,700,000) Shares of Common Stock.

(b) Section 162(m) Limitation on Share Numbers.  No Employee shall be eligible to be granted Stock Awards covering more than One Million (1,000,000) Shares during any fiscal year of the Company.

(c) Reversion of Shares to the Share Reserve.  If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the Shares not acquired under such Stock Award shall revert to and again become available for issuance under the Plan. Further, if any previously-issued Shares are forfeited under the terms and conditions of the Stock Award, then any Shares so forfeited shall revert to and again become available for issuance under the Plan. The provisions of this Section 4(c) are qualified by Section 4(a) such that the total number of Shares issued and outstanding under the Plan at any time may not exceed the number set forth in Section 4(a) (as adjusted under Section 11).

(d) Source of Shares.  The stock subject to the Plan may be unissued Shares or reacquired Shares, bought on the market or otherwise.

5. Eligibility. Stock Awards may be granted to Employees, Directors and Consultants.

6. Option Provisions.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term.  No Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

(b) Exercise Price of an Option.  The exercise price of each Option shall be at least equal to the Fair Market Value of the stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(c) Consideration.  The purchase price of stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash, check or wire transfer at the time the Option is exercised or (ii) at the discretion of the Board at the time of the grant of the Option or subsequently by (1) by delivery to the Company of other Shares that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is exercised, provided that in the case of Shares acquired, directly or indirectly, from the Company, such Shares must have been owned by the Participant for more than six (6) months on the date of surrender (or such other period as may be required to avoid the Company’s incurring an adverse accounting charge), (2) if, as of the date of exercise of an Option the Company then is permitting Employees to engage in a “same-day sale” cashless brokered exercise program involving one or more brokers, through such a program that complies with the Applicable Laws (including without limitation the requirements of Regulation T and other applicable regulations promulgated by the Federal Reserve Board) and that ensures prompt delivery to the Company of the amount required to pay the exercise price and any applicable withholding taxes, (3) in any other form of legal consideration that may be acceptable to the Board, or (4) any combination of the foregoing methods. In making its determination as to the type of consideration to accept, the Board shall consider if acceptance of such consideration may be reasonably expected to benefit the Company and the Board may, in its sole discretion, refuse to accept a particular form of consideration at the time of any Option exercise.

(d) Transferability of an Option.  The Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing provisions of this subsection 6(d), the Participant may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option.

(e) Vesting.

(i) Generally.  The total number of Shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments which may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this subsection 6(e) are subject to any Option provisions governing the minimum number of Shares as to which an Option may be exercised.

(ii) Leave of Absence.  The Board (or any other party to whom such authority has been delegated, including under this Plan) shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of Options shall be tolled during any such unpaid leave (unless otherwise required by the Applicable Laws). In the event of military leave, vesting shall toll during any unpaid portion of such leave, provided that, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to Options to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave.

(f) Termination of Continuous Service.  In the event a Participant’s Continuous Service terminates (other than upon the Participant’s death or Disability), the Participant may exercise his or her Option (to the extent that the Participant was vested in the Option Shares and entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Participant does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

(g) Extension of Termination Date.  Following the termination of the Participant’s Continuous Service (other than upon the Participant’s death or Disability), if the Participant would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act or violate any prohibition on trading on the basis of possession of material nonpublic information involving the Company and its business, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in subsection 6(a), or (ii) the expiration of a period of three (3) months after the termination of the Participant’s Continuous Service during which the exercise of the Option would not be in violation of such requirements.

(h) Disability of Participant.  In the event a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option (to the extent that the Participant was vested in the Option Shares and entitled to exercise the Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate.

(i) Death of Participant.  In the event (i) an Participant’s Continuous Service terminates as a result of the Participant’s death or (ii) the Participant dies within the period (if any) specified in the Option Agreement after the termination of the Participant’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Participant was vested in the Option Shares and entitled to exercise the Option as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Participant’s death pursuant to subsection 6(d), but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

(j) Exercise Generally.  Options shall be considered exercised when the Company (or its authorized agent) receives (i) written or electronic notice from the person entitled to exercise the Option of intent to exercise a specific number of Shares, (ii) full payment or appropriate provision for payment in a form and method acceptable to the Board or Committee, for the Shares being exercised, and (iii) if applicable, payment or appropriate provision for payment of any withholding taxes due on exercise. An Option may not be exercised for a fraction of a Share. The Option may, at the discretion of the Board or Committee, include a provision whereby the Participant may elect to exercise the Option as to Shares that are not yet vested. Unvested Shares exercised in such manner may be subject to a Company repurchase right under Section 10(f) or such other restrictions or conditions as the Board or Committee may determine.

(k) Administrator Discretion.  Notwithstanding the provisions of this Section 6, the Board or the Committee shall have complete discretion exercisable at any time to (i) extend the period of time for which an Option is to remain exercisable, following the Participant’s termination of Continuous Service, but in no event beyond the expiration date for the Option, and (ii) permit the Option to be exercised, during the applicable post-termination exercise period, not only with respect to the number of Shares that were vested on the date of termination, cut also with respect to additional Shares on such terms and conditions as the Board or Committee may determine.

7. Provisions of Stock Awards other than Options.

Each Stock Award Agreement reflecting the issuance of a Stock Unit shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of such agreements may change from time to time, and the terms and conditions of separate agreements need not be identical, but each such agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(a) Consideration.  A Stock Unit may be awarded in consideration for such property or services as is permitted under Applicable Law, including for past services actually rendered to the Company or an Affiliate for its benefit.

(b) Vesting; Restrictions.  Shares of Common Stock awarded under the agreement reflecting a Stock Unit award may, but need not, be subject to a Share repurchase option, forfeiture restriction or other conditions in favor of the Company in accordance with a vesting or lapse schedule to be determined by the Board.

(c) Termination of Participant’s Continuous Service.  In the event a Participant’s Continuous Service terminates, the Company may reacquire any or all of the Shares of Common Stock held by the Participant which have not vested or which are otherwise subject to forfeiture or other conditions as of the date of termination under the terms of the agreement.

(d) Transferability.  Rights to acquire Shares of Common Stock under a Stock Unit agreement shall not be transferable except by will or by the laws of descent and distribution, and Shares of Common Stock issued upon vesting of a Stock Unit shall be issuable during the lifetime of the Participant only to the Participant. Notwithstanding the foregoing provisions of this subsection 7(d), the Participant may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to receive Shares of Common Stock issued upon vesting of a Stock Unit.

8. Covenants of the Company.

(a) Availability of Shares.  During the terms of the Stock Awards, the Company shall keep available at all times the number of Shares of Common Stock required to satisfy such Stock Awards.

(b) Securities Law Compliance.  The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell Shares upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Stock Awards unless and until such authority is obtained.

9. Use of Proceeds from Stock; Unfunded Plan.

Proceeds from the sale of stock pursuant to Stock Awards shall constitute general funds of the Company. The Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Stock Awards hereunder, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any asset which may at any time be represented by Stock Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company nor any party authorized to administer the Plan be deemed to be a trustee of stock or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to a Stock Award shall be based solely upon any contractual obligations which may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor any party authorized to administer the Plan shall be required to give any security or bond for the performance of any obligation which may be created by this Plan.

10. Miscellaneous.

(a) Acceleration of Exercisability and Vesting.  The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest, become exercisable or be settled in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first vest, be exercised or be settled.

(b) Shareholder Rights.  No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

(c) No Employment or other Service Rights.  Nothing in the Plan or any instrument executed or any Stock Award granted pursuant thereto shall confer upon any Participant or other holder of Stock Awards any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d) Investment Assurances.  The Company may require a Participant, as a condition of exercising or acquiring Shares under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring the stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (iii) the issuance of the Shares upon the exercise or acquisition of stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (iv) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

(e) Withholding Obligations.  To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Shares under a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold Shares from the Shares otherwise issuable to the Participant as a result of the exercise or acquisition of stock under the Stock Award; or (iii) delivering to the Company owned and unencumbered Shares.

(f) Stock Unit Repurchase Limitation.  The terms of any repurchase option for a Stock Unit shall be specified in the Stock Award Agreement and may be at the Fair Market Value of the stock subject to the Stock Award at the time of repurchase, at the original price or on such terms and conditions as the Board may determine (and as shall be reflected in the Stock Award Agreement); provided however that this Section 10(f) shall in no way limit the Company’s ability to adjust any Stock Award as provided under Section 11 below.

(g) Cancellation and Re-Grant of Options.  The Company may not reprice any outstanding Stock Awards under the Plan, including implement any program whereby outstanding Stock Awards will be cancelled and replaced with Stock Awards bearing a lower purchase or exercise price, without first obtaining the approval of the shareholders of the Company; provided however that this Section 10(g) shall in no way limit the Company’s ability to adjust Stock Awards as provided under Section 11 below.

(h) Interpretation of Plan and Stock Awards.  In the event that any provision of the Plan or any Stock Award granted under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or Stock Award shall not be affected to the extent necessary to reform or delete such illegal, invalid or unenforceable provision. All questions arising under the Plan or under any Stock Award shall be decided by the Board or the Committee in its or their total and absolute discretion and such decisions shall be final and binding on all parties.

(i) Electronic Communication.  Any document required to be delivered under the Plan, including under the Applicable Laws, may be delivered in writing or electronically. Signature may also be electronic if permitted by the Board or the Committee, and if permitted by Applicable Law.

(j) Escrow of Shares.  To enforce any restriction applicable to Shares issued under the Plan, the Board or the Committee may require a Participant or other holder of such Shares to deposit the certificates representing such Shares, with approved stock powers or other transfer instruments endorsed in blank, with the

Company or an agent of the Company until the restrictions have lapsed. Such certificates (or other notations representing the Shares) may bear a legend or legends referencing the applicable restrictions.

11. Adjustments upon Changes in Stock.

(a) Capitalization Adjustments.  If any change is made in the stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to subsection 4(a) and the maximum number of securities subject to award to any person pursuant to subsection 4(b), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per Share of stock subject to such outstanding Stock Awards. The Board, the determination of which shall be final, binding and conclusive, shall make such adjustments. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

(b) Change in Control — Dissolution or Liquidation.  In the event of a dissolution or liquidation of the Company, then such Stock Awards shall be terminated if not exercised (if applicable) prior to such event.

(c) Change in Control — Asset Sale, Merger, Consolidation or Reverse Merger or Acquisition of Stock.

(i) In the event of (1) a sale of substantially all of the assets of the Company, or (2) a merger or consolidation in which the Company is not the surviving corporation or (3) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (4) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company, then any surviving corporation or acquiring corporation shall assume any Stock Awards outstanding under the Plan or shall substitute similar awards (including with respect to a Stock Award an award to acquire the same consideration paid to the shareholders in the transaction described in this subsection 11(c) for those outstanding under the Plan).

(ii) For purposes of subsection 11(c) a Stock Award shall be deemed assumed if, following the change in control, the Stock Award confers the right to purchase in accordance with its terms and conditions, for each share of Common Stock subject to the Stock Award immediately prior to the change in control, the consideration (whether stock, cash or other securities or property) to which a holder of a share of Common Stock on the effective date of the change in control was entitled.

(iii) Subject to the provisions of any Stock Award Agreement, in the event any surviving corporation or acquiring corporation refuses to assume such Stock Awards or to substitute similar stock awards for those outstanding under the Plan, then with respect to Stock Awards held by Participants whose Continuous Service has not terminated, the vesting of 50% of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised or settled) shall be accelerated in full, and the Stock Awards shall terminate if not exercised or settled (if applicable) at or prior to such event. With respect to any other Stock Awards outstanding under the Plan, such Stock Awards shall terminate if not exercised (if applicable) prior to such event.

(iv) The Board shall at all times have the authority, in its sole discretion, to provide for additional or different vesting, exercisability, settlement or forfeiture conditions with respect to Stock Awards than that reflected in this Section 11(c), provided that its determinations in this regard shall be reflected in the Stock Award Agreement (including in amendments thereto) issued to the affected Participant.

12. Amendment of the Plan and Stock Awards.

(a) Amendment of Plan.  The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy the requirements of Rule 16b-3 or any Nasdaq or securities exchange listing requirements.

(b) Shareholder Approval.  The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

(c) Contemplated Amendments.  It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code or any other Applicable Law.

(d) No Impairment of Rights.  Rights under any Stock Award granted before amendment of the Plan shall not be materially impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

(e) Amendment of Stock Awards.  The Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be materially impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

13. Termination or Suspension of the Plan.

(a) Plan Term.  The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the shareholders of the Company, whichever is earlier. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights.  Suspension or termination of the Plan shall not materially impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant.

14. Effective Date of Plan.

The Plan shall become effective as determined by the Board, but no Stock Award shall be exercised unless and until the Plan has been approved by the shareholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

15. Governing Law. All questions concerning the construction, validity and interpretation of this Plan shall be governed by the law of the State of Washington, without regard to such states conflict of laws rules.

VOTE BY INTERNET— www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 21, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE –1-800-690-6903
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VOTE BY MAIL
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F5 NETWORKS, INC.
ANNUAL MEETING OF SHAREHOLDERS
March 22, 2007
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Jeffrey A. Christianson, with full power of substitution, proxy to vote at the Annual Meeting of Shareholders of F5 Networks, Inc. (the “Company”), to be held on March 22, 2007 at 10:00 a.m., local time, at F5 Networks, Inc. Headquarters, 401 Elliott Avenue West, Seattle, Washington 98119, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company, held or owned by the undersigned, as directed on the reverse side of this proxy card, and in his discretion upon such other matters as may come before the meeting.
(TO BE SIGNED ON REVERSE SIDE)

[F5 LOGO]	VOTE BY INTERNET—www.proxyvote.com
F5 NETWORKS, INC. 401 ELLIOTT AVENUE WEST SEATTLE, WASHINGTON 98119	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
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VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to F5 Networks, Inc., c/o ADP, 51 Mercedes Way, Edgewood, New York 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	F5NTK1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
     F5 NETWORKS, INC.

Election of Three Class II Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Nominees: Class II
1.	01) Deborah L. Bevier	☐	☐	☐

02) Alan J. Higginson
03) John McAdam
The Board of Directors recommends a vote “FOR” all nominees

Vote On Proposals		For	Against	Abstain

2.	Proposal to Approve an Amendment to 2005 Equity Incentive Plan	☐	☐	☐
The Board of Directors recommends a vote “FOR” Proposal 2

		For	Against	Abstain
3.	Proposal to Ratify Selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal year 2007.	☐	☐	☐
The Board of Directors recommends a vote “FOR” Proposal 3

		For	Against	Abstain
4.	Shareholder Proposal Regarding Executive Compensation	☐	☐	☐
The Board of Directors recommends a vote “AGAINST” Proposal 4

This proxy is revocable and when properly executed, will be voted in the manner directed by the undersigned shareholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3 AND “AGAINST” PROPOSAL 4.

NOTE: Please sign exactly as name(s) appear(s) hereon. When signing in a representative capacity, please give title.

HOUSEHOLDING ELECTION – Please indicate if you consent to receive certain future investor communications in a single package per household	Yes ☐	No ☐

Signature ( PLEASE SIGN WITHIN BOX )	Date	Signature (Joint Owners)	Date